UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Southwest Airlines Co.

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 18, 2011

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held at Southwest’s corporate headquarters located at 2702 Love Field Drive, Dallas, Texas on Wednesday, May 18, 2011, at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect nine Directors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(3)	to conduct an advisory (nonbinding) vote on the frequency of an advisory Shareholder vote to approve named executive officer compensation;

(4)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2011;

(5)	if properly presented at the meeting, to consider and vote on the Shareholder proposal described in the accompanying proxy statement; and

(6)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 22, 2011, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

The Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://www.southwest.com/investor_relations/.

Your vote is important. Please sign and return the enclosed proxy in the enclosed envelope to ensure that your shares are represented at the meeting. You may also vote via telephone or the Internet as described in the enclosed proxy.

By Order of the Board of Directors,

Ron Ricks
Executive Vice President Corporate Services and Corporate Secretary

April 15, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2011

Southwest’s Proxy Statement for the 2011 Annual Meeting of Shareholders and Annual Report to Shareholders for the fiscal year ended December 31, 2010, are available at
http://www.southwest.com/investor_relations/

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 18, 2011

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) for use at the Annual Meeting of Shareholders of the Company to be held on May 18, 2011, at 10:00 a.m., Central Daylight Time, at the Company’s corporate headquarters located at 2702 Love Field Drive, Dallas, Texas, or at such other time and place to which the meeting may be adjourned. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to Shareholders is April 15, 2011.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder of record will be entitled to one vote for each share registered in the Shareholder’s name with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of the Company’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote by completing and returning the enclosed proxy card. You may also vote by touch-tone telephone from the United States, using the number on the proxy card, or through the Internet, using the instructions on the proxy card. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Secretary of the Company; or (iii) voting in person at the meeting. If you properly complete and sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Company’s Board of Directors.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker by completing the voting instruction card the broker provides to you. You may also vote by telephone or through the Internet if your broker makes these methods available, in which case your broker has provided applicable instructions with these proxy materials. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this proxy statement except for Proposal 4 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting; however, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the holder of record for your shares.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders of record at the close of business on March 22, 2011, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 747,838,632 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal. If you are a beneficial owner and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 4 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion on Proposal 1 (Election of Directors), Proposal 2 (Advisory Vote on the Compensation of the Company’s Named Executive Officers), Proposal 3 (Advisory Vote on Frequency of Executive Compensation Advisory Votes), or Proposal 5 (Adopt Simple Majority Vote), and your vote will be counted as a “broker non-vote” on those proposals.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, nine Directors are to be elected for one-year terms expiring in 2012. Gary C. Kelly, Laura H. Wright, and Ron Ricks have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company.

Name	Director Since	Age*
David W. Biegler	2006	64
Douglas H. Brooks	2010	58
William H. Cunningham	2000	66
John G. Denison	2008	65
Gary C. Kelly	2004	55
Nancy B. Loeffler	2003	64
John T. Montford	2002	67
Thomas M. Nealon	2010	49
Daniel D. Villanueva	2008	73

*	As of January 1, 2011.

David W. Biegler has been Chairman and Chief Executive Officer of Southcross Energy, LLC since July 2009. Southcross is a midstream natural gas company engaged in the purchase and sale, pipeline transportation, gathering, and processing of natural gas. Mr. Biegler has also served as Chairman and Chief Executive Officer of Estrella Energy L.P., an investor in Southcross, since September 2003. In addition, in February 2011, Mr. Biegler agreed to serve as interim President and Chief Executive Officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services, effective March 12, 2011. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and Chief Executive Officer of ENSERCH Corporation from 1993 to 1997. During the past five years, Mr. Biegler has served as a Director of the following companies that are or were publicly traded: Dynegy Inc. (since 2003); Trinity Industries, Inc. (since 1992); Animal Health International, Inc. (since 2007); and Guaranty Financial Group Inc. (2008-2009). Mr. Biegler also serves as a Director for Austin Industries. The Board concluded that Mr. Biegler should serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his roles as a member of the Board’s Audit Committee and Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his service on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and (iii) his broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the Company’s extensive fuel hedging program.

Douglas H. Brooks has served as Chairman of the Board of Brinker International, Inc., a casual dining restaurant company, since November 2004. Mr. Brooks has also served as Brinker International’s Chief Executive Officer since January 2004, and as its President since January 1999. Mr. Brooks has also served in other capacities for Brinker including as its Chief Operating Officer and as President of Chili’s Grill & Bar. Mr. Brooks serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital. The Board concluded that Mr. Brooks should serve as a

Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the Board because of his position as a standing Chief Executive Officer of a company with close to 70,000 employees and operations in the United States and 29 other countries and two territories outside of the United States; (ii) Mr. Brooks’ skill set is particularly valuable to the Board and the Company as the Company explores international opportunities; (iii) Mr. Brooks’ experience managing a company with a large employee base is particularly beneficial to the Board because of the importance to the Company of strong employee relations; and (iv) Mr. Brooks’ experience managing a company that must focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company.

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at the University’s Red McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas system from 1992 to 2000 and as President of The University of Texas at Austin from 1985 to 1992. During the past five years, he has served as a Director of the following companies that are or were publicly traded: Lincoln National Corporation (since 2006); Resolute Energy Corporation (formerly Hicks Acquisition Company I, Inc., since 2007); LIN TV Corp. (since 2009 and from 2002-2008); Introgen Therapeutics, Inc. (2000-2009); Hayes Lemmerz International, Inc. (2003-2009); and Jefferson-Pilot Corporation (1986-2006). He is also a disinterested Director of John Hancock Funds, III, a registered investment company. Dr. Cunningham served for one year as President and Chief Executive Officer of IBT Technologies, an e-learning privately held start-up company that filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code in December 2001. The Board concluded that Dr. Cunningham should serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the Board, particularly in his roles as Presiding Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and teaches corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable and current governance expertise to the Board, particularly in his roles as Presiding Director and as a member of the Compensation Committee and Safety and Compliance Oversight Committee.

John G. Denison served as Chairman of the Board for Global Aero Logistics Inc. (“Global”), a diversified passenger airline, from January 2006 until April 2008. Mr. Denison came out of retirement in January 2005 to join Global as its Co-Chief Restructuring Officer. He also served as President and Chief Executive Officer of ATA Airlines Inc. (“ATA”), a subsidiary of Global, from February 2005 until December 2006. In his capacities with Global and ATA, Mr. Denison’s responsibilities included, among others, managing or supervising business plans, collective bargaining negotiations, restructurings, financings, and major contract negotiations. ATA filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in April 2008. The Board concluded that Mr. Denison should serve as a Director for the Company for the following reasons, among others: (i) Mr. Denison holds a Masters of Business Administration in Finance and has previously served as a Chief Financial Officer; (ii) Mr. Denison’s extensive experience in the airline industry, combined with his extensive experience in the area of financial reporting, brings a unique and valuable perspective to the Board with respect to the Company’s operations and risks, particularly in his roles as a member of the Company’s Audit Committee and Safety and Compliance Oversight Committee; and (iii) Mr. Denison’s experience with business plans, collective bargaining negotiations, and major contract negotiations are extremely valuable to the Board’s strategic discussions.

Gary C. Kelly has served as the Company’s Chairman of the Board since May 2008, as its President since July 2008, and as its Chief Executive Officer since July 2004. Mr. Kelly also served as Executive Vice President and Chief Financial Officer from June 2001 to July 2004 and Vice President Finance and Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. During the past five years, Mr. Kelly has served as a Director of the following companies that are or were publicly traded: Lincoln National Corporation (since November 2009) and Jefferson-Pilot Corporation (2005-2006). The Board concluded that Mr. Kelly should serve as a Director for the Company for the following reasons, among others:

(i) he is the Company’s Chief Executive Officer and has been with the Company for over 24 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Nancy B. Loeffler is a member of the Frost Bank Advisory Board of San Antonio. A long-time advocate of volunteerism, Ms. Loeffler also currently serves as Chair of The University of Texas M.D. Anderson Cancer Center Foundation, the National Cowgirl Museum and Hall of Fame Board of Directors, The University of Texas Blanton Museum of Fine Arts Board of Directors, and the Advisory Council of the San Antonio Lighthouse for the Blind. During the past five years, Ms. Loeffler also served on the Board of Trustees for the Vice President’s Residence Foundation in Washington, D.C., the Board of Regents for St. Mary’s University in San Antonio, Texas, and the Capitol Advisory Committee for Texas Lutheran University. Ms. Loeffler has also previously served on the Board of Trustees for the South Texas Community Foundation, the Board of Governors of the Cancer Therapy Research Foundation of South Texas and the Board of Directors of the Cancer Therapy Research Center, as President of the Junior League, and as Vice Chair of the Governor’s Educational Excellence Commission. The Board concluded that Ms. Loeffler should serve as a Director for the Company for the following reasons, among others: (i) Ms. Loeffler’s background provides the Board with valuable perspectives on governmental affairs and the legislative process; and (ii) her extensive experience with community service and cultural affairs is valuable to the Board because of the Company’s significant focus on these areas.

John T. Montford has been President and Chief Executive Officer of JTM Consulting, LLC since January 2010. He is currently serving in the capacity of Senior Advisor of Government Relations and Global Public Policy for General Motors. Since joining General Motors in January 2010, though retained as a consultant, Mr. Montford has also served on the Executive Committee of General Motors. From 2001 through 2009, Mr. Montford served in a number of positions in the telecommunications industry. These included: President of Southwestern Bell and Southern New England Company, External Affairs (2001-2005); Senior Vice President for Legislative and Regulatory Affairs for SBC and AT&T (2005-2007); and President, Western Region, AT&T Services (2008-2009). Mr. Montford was Chancellor of the Texas Tech University System from 1996 to 2001 and also served in the Texas Senate from 1983 to 1996, where he served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former active duty U.S. Marine Officer and an elected District Attorney. During the past five years, Mr. Montford has served as a Director of one publicly traded company other than Southwest: Fleetwood Enterprises, Inc. (1999-2009). The Board concluded that Mr. Montford should serve as a Director for the Company for the following reasons, among others: (i) Mr. Montford’s extensive executive experience in the areas of governmental relations, regulatory affairs, and public policy is valuable to a heavily-regulated company like Southwest; (ii) this same experience enables Mr. Montford to provide valuable perspectives and input on governance matters, particularly in his roles as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee; and (iii) his experience as Chairman of the Senate Finance Committee (for example, his role in drafting a budget of over $100 billion for the State of Texas) brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair of the Board’s Audit Committee.

Thomas M. Nealon has served as Group Executive Vice President of J.C. Penney Company, Inc., a retail company, since August 2010. Mr. Nealon also served as J.C. Penney’s Executive Vice President & Chief Information Officer from September 2006 until August 2010. Prior to joining J.C. Penney, Mr. Nealon was a partner with The Feld Group, a provider of information technology consulting services, where he served in a consultant capacity as Senior Vice President & Chief Information Officer for the Company from 2001 to 2006. Mr. Nealon also served as Chief Information Officer for Frito-Lay, a division of PepsiCo, Inc., from 1996 to 2000, and in various software engineering, systems engineering, and management positions, for Frito-Lay from 1983 to 1996. Mr. Nealon received the 2010 MIT Sloan School of Business Award for Innovation Leadership and was recognized by Information Week as a “Premiere 100 CIO” in 2006 and 2010. The Board concluded that Mr. Nealon should serve as a Director for the Company for the following reasons, among others: (i) Mr. Nealon brings a new technology dimension to the Board: in his roles with J.C. Penney, Mr. Nealon has overseen J.C. Penney’s Internet site, jcp.com, as well as other information technology, including the design and ongoing development of systems and infrastructure to support J.C. Penney’s strategic business objectives; (ii) Mr. Nealon’s technology expertise is particularly significant to the Company and the Board because of the continually increasing importance of technology to the success of the Company’s strategic initiatives; and (iii) in his roles with J.C. Penney, Mr. Nealon has also been responsible for corporate planning and strategy, which enables him to offer practical insight with respect to the Company’s strategic initiatives and long-term operating plans.

Daniel D. Villanueva has been a partner in RC Fontis, a California-based private equity firm, since 2005. Mr. Villanueva previously was Managing Partner of Bastion Capital Corporation, a private equity investment fund, from 1993 to 2005. Mr. Villanueva also has over 25 years experience as a television executive, having served as Senior Vice President, Partner, and Director at Spanish International Communications Corp. and its successor company Univision Group over the period from 1964 to 1990. Mr. Villanueva has also developed and sold numerous broadcasting properties across the United States. Mr. Villanueva’s civic activities have included board memberships of the American Red Cross, the National Association of Broadcasters, National Junior Achievement, National YMCA, the National Hispanic Education Fund, the California Broadcasters Association, the California Economic Development Corporation, the Greater Los Angeles Chamber of Commerce, KCET Public Television, the United Way, Stanford Graduate School of Business, the Ventura County Community Foundation, and the Museum of Contemporary Art. Mr. Villanueva was also a Commissioner of the 1984 Summer Olympic Games in Los Angeles. During the past five years, he has served as a Director of one publicly traded company other than Southwest: Fleetwood Enterprises, Inc. (2003-2009). The Board concluded that Mr. Villanueva should serve as a Director for the Company for the following reasons, among others: (i) Mr. Villanueva brings valuable entrepreneurial experience to the Board, particularly at a time at which the Company is exploring and implementing many significant strategic initiatives; (ii) his expertise in the communications space is valuable to the Board as the Company addresses technological initiatives and challenges; (iii) his geographic presence on the West coast is valuable in connection with the Company’s significant operations in that area; and (iv) his strong commitment to civic service is relevant in connection with the Company’s similar commitment.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

• Qualifications of Directors	• Board Self-Evaluation
• Board Meetings	• Ethics
• Director Responsibilities	• Director and Senior Management Compensation
• Independence of Directors	• Direct Stock Ownership
• Size of Board and Selection Process	• Access to Management
• Resignation Policy	• Access to Independent Advisors
• Board Committees	• Director Orientation and Continuing Education
• Executive Sessions; Communications with Non-Management Directors	• Public Communications • Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, and Nominating and Corporate Governance Committees, are available on the Company’s website, www.southwest.com. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6FC, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements; Diversity Considerations. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in today’s business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for re-nomination, a Director’s past attendance at Board and Committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders. The Board does not have a formal policy with regard to Board member diversity. Rather, diversity is one of many factors considered by the Board in assessing the qualifications of Board candidates. Furthermore, in considering diversity, the Board takes into account various types of diversity, such as diversity of experience, geography, gender, ethnicity, color, and age, with the goal of obtaining diverse perspectives. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than six public company boards and prohibit Employee Directors from serving on more than three public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly-traded company.

Attendance at Meetings. The Board of Directors held eleven meetings during 2010 (some of which spanned two days) and otherwise acted by unanimous written consent. During 2010, each of the Company’s current Directors attended at least 75 percent of the total number of Board meetings and applicable Committee meetings held during the period for which he or she served as a Director. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors at the time attended the 2010 Annual Meeting of Shareholders.

Board Leadership Structure

Gary C. Kelly, the Company’s Chief Executive Officer, also serves as the Company’s Chairman of the Board. The Board of Directors believes this is in the best interests of the Company and its Shareholders for the following reasons. Pursuant to the Company’s Bylaws, Mr. Kelly, as Chief Executive Officer, has responsibility for the general management and direction of the business of the Company. The Company has one business unit, over which one person, Mr. Kelly, is ultimately in charge. In overseeing the Company’s day-to-day operations, Mr. Kelly must continually possess a comprehensive knowledge of the Company’s business, including the Company’s opportunities, issues, and challenges. He is therefore in the best position to (i) properly and timely identify matters that should be brought to the Board’s attention, (ii) prioritize Board agenda items, and (iii) identify the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chairman of the Board to duplicate many of the Chief Executive Officer’s efforts or (ii) requiring the Chief Executive Officer to relay communications through another member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need to separate the roles of the Chief Executive Officer and the Chairman of the Board:

•	All members of the Board, other than the Chief Executive Officer, are independent, and each member is elected annually by the Company’s Shareholders.

•	All members of the Board’s Audit, Compensation, Nominating and Corporate Governance, and Safety and Compliance Oversight Committees are independent.

•

The Board meets, at a minimum, six times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives, and (iii) any other Employees or advisors requested by the Board.

•	In addition to regularly scheduled updates, the Board and its Committees also regularly request updates from management regarding matters deemed significant at any given time.

•	The independent Board members hold executive sessions outside the presence of the Chief Executive Officer and other management.

•	The Board and its Committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, the Board is required to elect an independent member of the Board to serve as its Presiding Director. The duties of the Presiding Director, which is the Board’s lead independent Director, include the following:

•	presiding over executive sessions of the non-management Directors;

•	consulting with the Chairman of the Board concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors and the agenda for executive sessions;

•	communicating feedback to the Chief Executive Officer following executive sessions;

•	facilitating communications between the Board and the Chief Executive Officer;

•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Presiding Director does not already serve;

•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its Committees and communicating results of individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s Committees; and

•	communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer.

The Board believes that all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Board’s Presiding Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Presiding Director or any or all of the non-management or other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Presiding Director, P. O. Box 36611, Dallas, Texas 75235.

Risk Oversight

Responsibility for risk management is primarily that of the Company’s management. Pursuant to the Company’s Corporate Governance Guidelines, the Board is responsible for assessing major risks facing the Company and reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board Committee level. The Board and its Committees use the following procedures to monitor and assess risks.

The Board. The Chief Executive Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial and operating strategies, as well as related risks, at every regular meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address its specific concerns and recommendations.

The Audit Committee. In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. At each of its regular meetings, the Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk.

The Safety and Compliance Oversight Committee. The Board’s Safety and Compliance Oversight Committee assists the Board with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly specifies areas to be addressed at its meetings and requires that individuals from a variety of operational levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance.

The Compensation Committee. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices from both management and its independent consultant. The Compensation Committee also assists the Board with its annual review of succession planning.

The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and risk-taking incentives. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•	The Company has historically granted bonuses on a discretionary basis, in part to minimize the risk-taking that can result from performance-based awards.

•

To address regulatory and other “best practice” guidance, in 2010, the Company moved to a more performance-oriented compensation structure whereby the Compensation Committee awarded bonuses taking into account general performance standards established by the Company to support its overall strategies and goals. This served as a multi-dimensional mechanism for the Compensation Committee to determine bonus funding, so that factors that are deemed significant to the industry and operational performance were considered in addition to financial measures. This multi-dimensional approach reduces the risk that can be created when financial results are the only drivers of incentive payments.

•

For 2010, bonus and equity awards were ultimately within the discretion of the Compensation Committee, and Employees were not notified of the link between the performance standards and any potential bonus payouts; therefore they were not incentivized to pursue particular goals to achieve a particular level of bonus.

•	Incentive compensation continues to be used minimally throughout the Company. Less than 250 of the Company’s Employees were eligible to receive bonuses or equity grants for 2010.

•	The Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities.

Committees of the Board

The Board has established the following standing committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, and (v) Executive. The following table provides information on the Board’s current Committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety and Compliance Oversight Committee	Executive Committee
David W. Biegler	X	Chair		X
Douglas H. Brooks			X
William H. Cunningham	X	X		X	X
John G. Denison	X			Chair
Travis C. Johnson(1)	X		Chair		Chair
Gary C. Kelly					X
Nancy B. Loeffler		X
John T. Montford	Chair	X	X
Thomas M. Nealon				X
Daniel D. Villanueva		X		X

(1)	Mr. Travis C. Johnson is retiring from the Board effective at the time of the Annual Meeting.

Audit Committee. The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee held seven meetings during 2010. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and the Board has determined that each of the members of the Audit Committee is independent under the NYSE’s rules governing Board and Audit Committee membership. The Board has also determined that at least two of the members of the Audit Committee, Dr. Cunningham and Mr. Denison, satisfy the criteria adopted by the Securities and Exchange Commission (the “SEC”) to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee.

•

General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on the Compensation Committee’s evaluation; (iv) with the advice of the Chairman of the Board and the Chief Executive Officer, conducting an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Reporting Officers”); (v) reviewing and approving all stock-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; and (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval. The Compensation Committee is also responsible for reviewing the compensation for non-Employee Directors at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Board membership; (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee held seven meetings during 2010 and otherwise acted by unanimous written consent.

•

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer and Chief People Officer provide regular input regarding compensation ideas presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, responsibilities, and performance of the Company’s other executive officers. The roles of the Chief Executive Officer and the Chief People Officer in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

•

Use of Consultants. The Compensation Committee has sole authority to retain any compensation consultant to be used to assist it in the evaluation of Officer and Board compensation. From 2008 through a portion of 2010, Towers Watson (formerly Towers Perrin) served as the Committee’s independent compensation consultant. Pay Governance LLC was formed in 2010 by former employees of Towers Watson, and the Compensation Committee elected to engage Pay Governance LLC to provide independent consulting advice to the Compensation Committee. The Compensation Committee’s executive compensation decisions during 2010 were motivated in large part by Towers Watson’s confirmation in 2009 of the Compensation Committee’s concern that the Company’s executive compensation program was not adequate. In 2009, at the Compensation Committee’s request, Towers Watson provided an assessment of the adequacy and effectiveness of the Company’s executive compensation programs and practices. Towers Watson’s related report included an assessment of general market and peer group data, as well as of the competitiveness of base salary, total cash compensation (base salary plus short-term incentives/annual incentive bonus), and total direct compensation (total cash compensation plus long-term incentives) of selected senior executive positions at the Company. In January 2011, Pay Governance provided an update of the Towers Watson assessment for the Compensation Committee’s use in evaluating its progress towards developing a more adequate executive compensation program.

In 2009, at the Compensation Committee’s request, Towers Watson also provided an assessment of the adequacy and effectiveness of the Company’s compensation program for non-Employee members of the Board. The Compensation Committee took into account data provided by Towers Watson in determining the changes to non-Employee Director pay for the period from May 2010 to May 2011, as disclosed below under the heading “Compensation of Directors — Fiscal 2010 Director Compensation.”

The Compensation Committee has used the information provided by its consultants (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions and (ii) to assist it with developing a long-term approach for the Company’s executive and Board compensation programs. Although the Compensation Committee considers any recommendations received from its independent consultants, its decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by Towers Watson and Pay Governance, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

The Compensation Committee has not retained any other compensation consultants in connection with its compensation decisions during 2010; however, the Chief Executive Officer’s employment contract, which was in effect during 2010, but has since expired in accordance with its terms, reflected the advice of Longnecker and Associates (who was last used by the Company in 2007).

Nominating and Corporate Governance Committee. The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company; (ii) reviewing potential candidates for Board membership; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; and (v) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources such as recommendations from current Board members, management, and contacts in communities served by the Company. With respect to Mr. Nealon, who was appointed effective December 1, 2010, (i) Mr. Kelly proposed that the Nominating and Corporate Governance Committee consider Mr. Nealon as a candidate for Board membership; (ii) multiple independent members of the Board endorsed Mr. Kelly’s recommendation, based on their personal knowledge of Mr. Nealon’s credentials and character; (iii) the Nominating and Corporate Governance Committee held an extensive meeting with Mr. Nealon, subsequent to which it recommended his appointment to the full Board; and (iv) all members of the full Board met Mr. Nealon before approving his appointment to the Board. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s Bylaws. These requirements are discussed below under “Other Matters — Submission of Shareholder Proposals.” The Nominating and Corporate Governance Committee held six meetings during 2010.

Safety and Compliance Oversight Committee. The primary functions of the Safety and Compliance Oversight Committee include: (i) assisting the Board in overseeing the Company’s activities with respect to safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures as it shall deem necessary; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs. The Safety and Compliance Oversight Committee held four meetings during 2010.

Executive Committee. The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held three meetings during 2010.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires that all of its Directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, and (iii) companies and organizations with which the Directors and executive officers are associated. The questionnaire for non-Employee Directors is also designed to elicit all information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); and (iii) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Directors are independent under applicable NYSE standards: David W. Biegler, Douglas H. Brooks, William H. Cunningham, John G. Denison, Travis C. Johnson, Nancy B. Loeffler, John T. Montford, Thomas M. Nealon, and Daniel D. Villanueva. In addition, the Board determined that C. Webb Crockett, who retired from the Board in May 2010, was independent.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 22, 2011, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 747,838,632 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 28, 2011, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Capital Research Global Investors	85,602,300	(2)	11.4%
333 South Hope Street Los Angeles, CA 90071

PRIMECAP Management Company	78,333,985	(3)	10.5%
225 South Lake Avenue, #400 Pasadena, CA 91101

BlackRock, Inc.	45,332,140	(4)	6.1%
40 East 52nd Street New York, NY 10022

T. Rowe Price Associates, Inc.	40,127,547	(5)	5.4%
100 E. Pratt Street Baltimore, MD 21202

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 28, 2011, which was 747,710,720.

(2)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 11, 2011 by Capital Research Global Investors. Capital Research Global Investors reported sole voting power with respect to 80,102,300 shares, sole dispositive power with respect to 85,602,300 shares, and no shared voting or dispositive power. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Capital Research Global Investors is deemed to beneficially own such securities; however, Capital Research Global Investors expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 14, 2011 by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 22,246,281 shares, sole dispositive power with respect to 78,333,985 shares, and no shared voting or dispositive power.

(4)	Information is based on a Schedule 13G filed with the SEC on February 8, 2011 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 45,332,140 shares, sole dispositive power with respect to 45,332,140 shares, and no shared voting or dispositive power.

(5)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 11, 2011 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported sole voting power with respect to 9,421,932 shares, sole dispositive power with respect to 39,988,347 shares, and no shared voting or dispositive power. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

Security Ownership of Management

The following table sets forth, as of February 28, 2011, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(2)
David W. Biegler(3)	17,707	*
Douglas H. Brooks(4)	3,334	*
William H. Cunningham	8,000	*
John G. Denison(5)	8,167	*
Travis C. Johnson	207,413	*
Gary C. Kelly(6)	781,421	*
Nancy B. Loeffler(7)	11,050	*
John T. Montford(8)	13,700	*
Thomas M. Nealon	—	*
Daniel D. Villanueva(9)	6,667	*
Laura H. Wright(10)	282,601	*
Ron Ricks(11)	366,411	*
Michael G. Van de Ven(12)	293,928	*
Robert E. Jordan(13)	204,372	*
Current Executive Officers and Directors as a Group (16 persons)(14)	2,501,198	*

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Amounts include shares subject to options that were exercisable within 60 days of February 28, 2011, whether or not such options were in-the-money.

(3)	Includes 4,707 shares held by Mr. Biegler’s spouse and 8,000 shares that Mr. Biegler had the right to acquire within 60 days pursuant to stock options. Of the shares reported, 5,000 shares were pledged under a line of credit.

(4)	Includes 3,334 shares that Mr. Brooks had the right to acquire within 60 days pursuant to stock options.

(5)	Includes 6,667 shares that Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(6)	Includes 628,218 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(7)	Includes 10,000 shares that Ms. Loeffler had the right to acquire within 60 days pursuant to stock options.

(8)	Includes 10,000 shares that Mr. Montford had the right to acquire within 60 days pursuant to stock options.

(9)	Includes 6,667 shares that Mr. Villanueva had the right to acquire within 60 days pursuant to stock options.

(10)	Includes 8,667 shares held for Ms. Wright’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting, and 242,989 shares that Ms. Wright had the right to acquire within 60 days pursuant to stock options.

(11)	Includes 313,810 shares that Mr. Ricks had the right to acquire within 60 days pursuant to stock options.

(12)	Includes 356 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 272,646 shares that Mr. Van de Ven had the right to acquire within 60 days pursuant to stock options.

(13)	Includes 6,725 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 197,647 shares that Mr. Jordan had the right to acquire within 60 days pursuant to stock options.

(14)	In addition to the amounts disclosed in footnotes (3) through (13), with respect to other executive officers of the Company, includes (i) 254,213 shares that the other executive officers had the right to acquire within 60 days pursuant to stock options, (ii) 800 shares held by an executive officer as custodian for a child; (iii) 39,000 shares held by an executive officer that were pledged as collateral for a margin loan; and (iv) 265 shares held for an executive officer’s account under the Company’s profit sharing plan, with respect to which the executive officer had the right to direct the voting.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Company is required to provide detailed compensation information in this proxy statement regarding its Chief Executive Officer, its Chief Financial Officer, and its three other most highly compensated executive officers who were serving as such at the end of fiscal 2010. For 2010, these executive officers, who will be referred to in this proxy statement as the “named executive officers,” were (i) Gary C. Kelly, Chairman of the Board, President & Chief Executive Officer; (ii) Laura H. Wright, Senior Vice President Finance & Chief Financial Officer; (iii) Ron Ricks, Executive Vice President Corporate Services & Corporate Secretary; (iv) Michael G. Van de Ven, Executive Vice President & Chief Operating Officer; and (v) Robert E. Jordan, Executive Vice President Strategy & Planning. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will be referred to as the “Committee.”

As discussed above under “Corporate Governance-Committees of the Board-Compensation Committee-Use of Consultants,” from 2008 through a portion of 2010, Towers Watson (formerly Towers Perrin) served as the Committee’s independent compensation consultant. During 2010, Pay Governance LLC was formed by former employees of Towers Watson. Following its formation, Pay Governance LLC began serving as the Committee’s independent compensation consultant. For purposes of this Compensation Discussion and Analysis, Towers Watson and Pay Governance will collectively be referred to as the “independent consultant.”

Executive Summary

Company Performance

The Committee’s compensation decisions for 2010 were greatly influenced and supported by the Company’s performance. The Company emerged from the worst decade in U.S. aviation history without annual losses, without furloughs, and without degradation of its Customer Experience. Specific achievements included the following, among many others:

Financial Accomplishments

•	2010 marked the Company’s 38th consecutive year of profitability, an accomplishment that is unmatched in U.S. aviation industry.

•	The Company set the following full year records, among others:

•	Earnings per diluted share: $.74 (excluding special items*)

•	Total operating revenues: $12.1 billion

•	Unit revenues (operating revenues per available seat mile): 12.30 cents

•	Passenger unit revenues (Passenger revenues per available seat mile): 11.67 cents

•	Passenger revenue yield per revenue passenger mile: 14.72 cents

•	Revenue passenger miles (in thousands): 78,046,967

•	Load factor (Revenue passenger miles divided by available seat miles): 79.3 percent

•	Revenue passengers carried: 88,191,322

•	Passengers enplaned: 114,213,010

•	2010 net income of $459 million ($.61 per diluted share) represented an increase of approximately 360 percent over 2009 net income of $99 million ($.13 per diluted share).

•	Excluding special items*, 2010 net income of $550 million ($.74 per diluted share) represented an increase of approximately 285 percent over 2009 net income of $143 million ($.19 per diluted share).

•	2010 operating revenues of $12.1 billion represented an increase of 16.9 percent over 2009 operating revenues of $10.4 billion.

•

In June 2007, the Company publicly stated what it considered to be an ambitious goal: to achieve, by 2010, $1 billion in annual incremental revenues, as compared to 2007. In 2010, the Company significantly surpassed this goal by achieving over $2 billion in annual incremental revenues, as compared to 2007.

•	Adjusted for stage length, the Company had lower unit costs on average than most major carriers.

•	The Company’s return on invested capital (before taxes and excluding special items*) (“ROIC”) was approximately 10 percent for 2010, which was approximately double the Company’s 2009 ROIC results.

Operational Accomplishments

•

Based on the most recent data available from the U.S. Department of Transportation, as of September 30, 2010, the Company was the largest domestic air carrier, as measured by the number of originating passengers boarded.

•

The Company began developing GPS (Global Positioning System) approach procedures during the first quarter of 2010 and completed Required Navigation Performance (“RNP”) training of its nearly 6,000 pilots in November 2010, which enabled it to commence RNP procedures in revenue service at 11 airports in January 2011. These efforts not only conserve fuel, which in turn saves costs, they serve as significant steps towards RNP operations. RNP is one of the cornerstones of the Federal Aviation Administration’s strategy to modernize the U.S. Air Traffic Control System.

•	The Company received The Williams Trophy from the Washington Airports Task Force for its commitment to training Pilots and retrofitting aircraft for RNP.

•	The Company was recognized as the Best Domestic Value, Best Luggage Policy, Best Check-in Experience, and Top Website in the 2010 Airline Survey conducted by Zagat.

•	Southwest Cargo was named Airline of the Year by Express Delivery and Logistics Association for the sixth consecutive year.

•	The Company was ranked in the top 150 in Newsweek’s 2010 Green Ranking of the largest publicly traded companies in the United States.

•

The Company was named to the annual ranking of the Top 50 Most Socially Responsible Companies in the United States by the Boston College Center for Corporate Citizenship and The Reputation Institute – the only airline to make the list.

Customer Service Accomplishments

•	According to the Department of Transportation’s Air Travel Consumer Report, Southwest received the lowest ratio of complaints per passengers boarded of all major U.S. carriers for 2010.

•	The Company was named the top U.S. Airline on the University of Michigan’s American Customer Satisfaction Index (ASCI), reflecting the success of the Company’s Customer Service initiatives.

•

The Company was recognized as the twelfth most admired Company in the world by FORTUNE magazine, the only U.S. airline to make this list of the World’s Top 50 Most Admired Companies (the Company has since been recognized by FORTUNE as the fourth most admired Company in the world).

•	The Company ranked seventh among the top ten companies in MSN Money’s 2010 Customer Service Hall of Fame.

•	The Company was honored by Executive Travel Magazine and their 2010 Leading Edge Awards as the best North American Low Cost Carrier for its outstanding Customer Service.

•	The Company was named Best Low-Cost Carrier in North America by Business Traveler Magazine.

•	The Company began providing WiFi connectivity on a portion of its aircraft (60 as of January 31, 2011).

Accomplishments as an Employer

•	The Company ranked second in the Glassdoor.com Employee Choice Awards for Best Places to Work, the only airline to make the list.

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The Company received a near-perfect score on the Human Rights Campaign Foundation’s ninth annual Corporate Equality Index Survey, which grades U.S. employers on categories such as nondiscrimination policies, training, employee benefits, employee support through diversity councils, and marketing.

•	The Company was selected by G.I. Jobs magazine as one of the nation’s Top Military Friendly Employers.

*	See “Southwest Airlines Co. Reconciliation of Reported Amounts to Non-GAAP Items” at the end of this Compensation Discussion and Analysis.

Compensation Approach

During 2010, the Committee continued to develop and implement a phased approach for improving the adequacy and retention value of the Company’s executive compensation program, while at the same time moving toward a more performance-oriented compensation structure. The Committee’s actions were based in large part on data received from its independent consultant in 2009, which confirmed the Committee’s concern that the Company’s executive compensation program was inadequate to the point of presenting serious retention risks. The data provided by the independent consultant indicated that base salary, total cash compensation (base salary plus short-term incentives/annual incentive bonus), and total direct compensation (total cash compensation plus long-term incentives) for the named executive officers were each below the 25th percentile of comparator groups (with the exception of the Executive Vice President Strategy & Planning, whose compensation was below the 40th percentile). The independent consultant data is discussed in more detail below under “2010 Executive Compensation Decisions; Roles of Compensation Consultants and Management in Determining Compensation” and “Benchmarking.”

Going into 2010, to address retention concerns, the Committee concluded that it would be advisable and in the best interests of the Company to create better opportunities for the named executive officers to increase their total compensation. At the same time, to address the Committee’s desire to move towards a more performance-oriented compensation structure, the Committee chose not to address deficiencies in total compensation through base pay. Therefore, none of the named executive officers received salary increases for 2010. Instead, the Committee increased the executives’ total compensation opportunities by increasing both short-term (annual bonus) and long-term (equity) incentive compensation as a percentage of total executive compensation. In addition, (i) with respect to short-term incentive compensation, the Committee worked to develop a more structured and multi-dimensional manner in which to evaluate Company performance; and (ii) with respect to equity compensation, the Committee granted restricted stock units for the first time in the Company’s history to diversify the types of equity held by the named executive officers and to address systemic retention concerns by providing a form of equity that, unlike stock options, is intended to retain some value over time regardless of the Company’s stock price.

The changes approved by the Committee for 2010 raised total compensation opportunities for the named executive officers to levels the Committee believes were adequate to address immediate retention risks. At the same time, the Committee increased the percentage of total compensation at risk for the named executive officers. The charts below illustrate the significant change between 2009 and 2010 in the named executive officers’ salary, bonus, and equity relative to each other and as a percentage of total compensation.*

*	Amounts include compensation to the extent required to be reported in the Summary Compensation Table pursuant to the compensation disclosure rules of the SEC

The Committee does not limit the basis for its executive compensation decisions to stock price performance. Rather, the Committee believes it is important to also take into account the Company’s financial and operational performance and comparative pay in the market for the following reasons, among others: (i) the Company’s stock price performance at any specified point in time is not necessarily indicative of the Company’s financial and operational performance, (ii) the Committee believes that focusing solely on stock price performance would present serious retention risks, and (iii) the Committee also believes that rewarding Employees based solely on stock price appreciation could create business risks by effectively encouraging Employees to focus on short-term results at the expense of the long-term financial and operational health of the Company. Therefore, the Committee believes it is better to use various elements of compensation to encourage a diverse set of objectives. While equity awards serve to reward Employees based on stock price performance, as discussed further below, (i) salary determinations are designed to provide a reasonable level of monthly income relative to an Employee’s position in the Company, and (ii) bonuses serve to reward Employees based on the financial and operational performance of the Company.

Company-Wide Compensation Objectives

The overall objective of the Company’s compensation program is to promote and reward productivity and dedication to the overall success of the Company and to thereby also support the Company’s overarching objective of attaining reasonable profits on a consistent basis and preserving job security. The Committee’s development of a more performance-oriented compensation structure is intended to support and reinforce the factors management believes are most relevant to the Company’s success.

Because approximately 82 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), these negotiated agreements also factor significantly into Company-wide compensation decisions, including executive compensation decisions. The Company’s compensation program for contract Employees is generally the same in structure as its compensation program for non-contract Employees, except that the levels of compensation are determined pursuant to the terms of the collective bargaining agreements.

2010 Executive Compensation Decisions; Roles of Compensation Consultants and Management in Determining Compensation

As discussed above, the Committee’s compensation decisions for 2010 were greatly influenced and supported by the Company’s performance. In addition, the Committee’s decisions were significantly motivated by its independent consultant’s confirmation in 2009 of the Committee’s belief that the Company’s executive compensation program was not adequate. In 2009, the independent consultant prepared an assessment of general market and peer group data, as well as a comparison of named executive officer compensation relative to the general market and peer group data (the “2009 Assessment”). The independent consultant reviewed relative base salary, total cash compensation (base salary plus short-term incentives/annual incentive bonus), and total direct compensation (total cash compensation plus long-term incentives) of selected senior executive positions at the Company (including the named executive officers). The independent consultant’s 2009 Assessment indicated that base salary, total cash compensation, and total direct compensation for the named executive officers were all below the 25th percentile of comparator groups (with the exception of the Executive Vice President Strategy & Planning, whose compensation was below the 40th percentile).

Based on the 2009 Assessment, the independent consultant and the Committee concluded that named executive officer compensation was not adequate, competitive, or appropriate because it was not what they considered to be within a reasonable range of median compensation based on the available market data. For purposes of this Compensation Discussion and Analysis, references to “adequacy,” “competitiveness,” and “appropriateness” of compensation, as well as comparisons to “market,” should be interpreted in this context. The independent consultant expressed concerns, with which the Committee concurred, that the Company’s executive pay levels created (i) significant retention and recruiting risks, (ii) unusual compression in relative Employee pay, and (iii) serious exposure for the Company because of the Chief Executive Officer’s particularly low compensation. Nevertheless, the Committee, with strong input from the Chief Executive Officer, concluded that it would not be advisable or practical to attempt to address all of these concerns during 2009.

Therefore, the Committee, with the assistance of its independent consultant and the Company’s Chief People Officer, began developing a phased approach for improving the competitiveness and retention value of the Company’s executive compensation program.

Additional information regarding the market data presented by the independent consultant in 2009 is included below under “Benchmarking.”

Determination of 2010 Executive Compensation and Analysis of Individual Compensation Elements

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to other elements; (iv) the Committee’s determinations regarding the amounts paid or to be paid to the named executive officers for 2010; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions. Although the Committee strongly considers the Company’s overall compensation objectives disclosed above, all executive compensation decisions are ultimately within the Committee’s discretion.

Salary

The Company’s objective during 2010 with respect to base salary continued to be to provide a reasonable, as opposed to highly competitive, base level of monthly income relative to an Employee’s job responsibilities and the market for the Employee’s skills. Because the Company’s compensation approach for 2010 was designed to increase total compensation opportunities, while at the same time putting a greater percentage of total compensation at risk, none of the named executive officers received salary increases for 2010. The Committee made its decision despite the fact that the 2009 Assessment would have supported an increase in base salary for each of the named executive officers. The Committee’s decision was reinforced by the Chief Executive Officer’s separate recommendation that the named executive officers lead from the top by maintaining 2009 base pay while the Company worked to improve profitability.

Bonus

Objectives of Short-Term Incentive Compensation. The Committee believes short-term incentives are necessary to attract and retain Employees at the senior leadership level and above, in particular at the officer level, given the typical use of bonuses in the market in which the Company competes for executive talent. Bonus opportunities are also provided at these levels generally to (i) reflect the additional time, responsibility, and accountability associated with senior positions; (ii) create the opportunity for total compensation to reach a level that is within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall annual performance.

Overall Approach to, and Justification of, 2010 Short-Term Incentive Compensation. The Committee believes the bonus amounts disclosed in the Summary Compensation Table for 2010 were justified based on the 2010 performance of the Company discussed above under “Executive Summary”; nevertheless, the Committee also assessed bonus awards in the context of its continuing efforts to (i) develop more structured ways in which to evaluate Company and individual performance and (ii) put a higher percentage of pay at risk based on performance. In working to develop a new compensation structure, the Committee reviewed materials from the independent consultant outlining varying annual incentive/bonus plan practices, including practices related to, among other things, types, number, and ranges of performance measures used by others. In addition, the Committee reviewed alternative recommendations for structure that were prepared by the Company’s Chief People Officer, who incorporated input from the Committee’s independent consultant, the Company’s People and Financial Planning Departments, and the Company’s Senior Management Committee. Based on all this input, the Committee decided to leverage the Company’s “Management Scoreboard” (the “Scoreboard”) for purposes of evaluating Company performance on a multi-dimensional basis. The Scoreboard is a quarterly report that is provided to the Company’s Employees to provide an update on the Company’s progress to attain its overall financial, operating, and Customer service goals. The quarterly Employee communication also actively involves Employees in supporting the Company’s overall strategies and goals. While the Scoreboard does include specific goals, for purposes of reviewing Company performance in the context of appropriate bonus awards, the Compensation Committee reviewed Company performance relative to the following broad categories of performance standards set forth in the Scoreboard. These standards are prefaced with an overarching principal that “Safety Matters Most.”

•	Every Employee Matters. We need to be the best place to work.

•	Every Flight Matters. We need to have excellent operations.

•	Every Customer Matters. We need to have the preferable Customer Experience.

•	Every Dollar Matters. We need to be the Leading Low-Cost Provider and produce excellent financial results.

Although the Scoreboard is delivered to Employees quarterly, it has not previously been linked to the payment of annual bonuses. Consequently, the delivery of the Scoreboard to Employees did not create an incentive for Employees to pursue particular goals to achieve a particular level of bonus. The Scoreboard was instead used more broadly by the Committee in its year-end determination of appropriate bonus amounts as a useful gauge of Company performance during 2010. The Scoreboard was chosen because (i) there is a strong correlation between the Scoreboard and the manner in which the Company manages and measures its own performance generally (i.e., the goals are highly relevant to the Company, its Shareholders, its Customers, and its Employees); (ii) the Scoreboard is communicated regularly to Employees; (iii) the Scoreboard has been in existence in varying forms since the end of 2004 and therefore incorporates standards with which Employees are already familiar and to which Employees are likely to respond; (iv) the Scoreboard provides visibility to the Committee regarding what management communicates to its Employees as important and enables the Committee to take into account the Chief Executive Officer’s specific views on the areas within the Scoreboard that need the most focus; (v) the Scoreboard creates a multi-dimensional mechanism to determine bonus funding, so that factors that are deemed significant to the industry and operational performance may be considered in addition to financial measures, which, among other things, reduces the risk that can be created when financial results are the only drivers of incentive payments; and (vi) individualized objectives can be customized based on applicable goals within the Scoreboard.

During 2010, the Committee held multiple discussions regarding (i) if and how specific targets and metrics could be applied to the goals within the Scoreboard; (ii) how best to measure performance against the Scoreboard; and (iii) to what extent bonus determinations should be based on individual performance versus Company performance. In addition, the Committee continually evaluated the effectiveness of the Scoreboard to gauge its appropriateness as a basis for determining future incentives. Based on the Committee’s discussions and evaluations, it concluded that it would not be advisable to create an overly formulaic program and therefore did not apply any specific metrics or weightings in determining 2010 bonuses. Instead, the Committee used the Scoreboard as a framework to inform its decisions, and the elements of the Scoreboard served to provide operational and financial aspects considered by the Committee in establishing what it deemed to be an appropriate pool from which bonuses could be allocated to individuals based on individual performance. The Company did not communicate any specific targets to the named executive officers or other Employees; however, when considering individual bonus amounts, the Committee deemed it appropriate to use the Scoreboard as a point of reference because (i) the conceptual goals within the Scoreboard had been regularly communicated to Employees as the primary goals management deemed to be important to the Company’s overall success; and (ii) the Scoreboard would therefore also provide an effective framework to describe to individuals how their performance was measured.

In all circumstances, the Committee believed, and continues to believe, that it is appropriate and in the best interests of the Company for the Committee to ultimately retain full discretion to use its common sense in approving final bonus amounts based on its view of Company and individual named executive officer performance. The Committee does not believe strict performance metrics are advisable because they would limit the Committee’s ability to take into account unexpected events, both positive and negative, during any given year. In addition, the Committee believes that retaining discretion provides the Company and the Committee with the flexibility to (i) focus on a variety of areas in assessing individual goals and contributions depending on the nature of the individual’s roles and responsibilities within the Company; (ii) adjust individual goals and payouts in response to unexpected events and changes in business strategies, thereby minimizing the risk that individuals will continue to focus on areas that become less relevant just to achieve a bonus payout; (iii) reward individuals for the Company’s operational and financial performance relative to its peers during periods when the Company and its peers must react to adverse events that are out of the Company’s control (e.g., fuel costs, weather events, terrorist threats, etc.); and (iv) reward extraordinary individual contributions that may not fall within a formal goal (e.g., contributions during 2010 towards the Company’s anticipated acquisition of AirTran Holdings, Inc.).

Individual Bonus Determinations for the Named Executive Officers. The Committee approved a total bonus pool of approximately $7.29 million for 2010, based on the Company’s achievements, as described above under “Executive Summary.” Although the Committee ultimately exercised discretion in determining the size of the pool, it believed the size was appropriate based on the Company’s accomplishments relative to the standards set forth in the Management Scoreboard.

•	Every Employee Matters. Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Accomplishments as an Employer.”

•	Every Flight Matters. Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Operational Accomplishments.”

•	Every Customer Matters. Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Customer Service Accomplishments.”

•	Every Dollar Matters. Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Financial Accomplishments.”

In determining the appropriate portion of the bonus pool to be allocated to the named executive officers as a group, the Committee took into account the fact that these are the individuals who, because of their roles and responsibilities, have the ability to most directly impact the Company’s overall results, as well as the most accountability for the Company’s results. For the same reason, a significant portion of each of the named executive officer’s bonus was tied to overall Company performance; however, no specific weightings were applied to Company versus individual performance. The Committee gauged the appropriateness of its decisions with respect to individual named executive officer bonus amounts by reference to an updated Executive Market Assessment (the “2011 Assessment”) provided by the Committee’s independent compensation consultant. The 2011 Assessment is discussed in more detail below under “Benchmarking.”

• Chief Executive Officer. In assessing the Chief Executive Officer’s individual performance, the Committee specifically rewarded Mr. Kelly for his strategic vision and contributions to the Company’s 2010 achievements including the following, among others: (i) the Company’s improved revenue management techniques, which have provided the Company with visibility into profitability and network contribution by flight; (ii) the Company’s related approach to route expansion through network optimization, which allowed the Company to add a new city and frequencies in key cities despite an increase in capacity of less than one percent over 2009; (iii) the Company’s continuation of its policy not to charge for first and second checked bags and its related “Bags Fly Free” marketing campaign, which drove an increase in the Company’s market share and a resulting significant increase in revenues; (iv) the Company’s entry into an agreement to acquire AirTran Holdings, Inc.; (v) the Company’s new Rapid Rewards frequent flyer program, which was officially launched in March 2011; (vi) the Company’s enhancements to its southwest.com website; (vii) the Company’s increased offerings of products designed to attract additional business/full fare travelers; (viii) the Company’s implementation of an international marketing alliance with Volaris, Mexico’s second largest airline; and (ix) the Company’s preparation and readiness to introduce the Boeing 737-800 into its fleet in 2012.

• Other Named Executive Officers. In assessing the individual performance of the other named executive officers, the Committee relied heavily on the Chief Executive Officer’s and the Chief People Officer’s input regarding the relative roles, responsibilities, and performance of these officers with respect to the Company’s 2010 results, as well as their respective contributions to the Company’s ongoing initiatives. Specifically, the following contributions of the other named executive officers were key to the Company’s achievements: (i) the contributions of Mr. Jordan and his departments to the Company’s strategic initiatives, in particular the Company’s successful network optimization efforts; (ii) the contributions of Mr. Ricks and Mr. Jordan in connection with the Company’s 2011 introduction of service into Charleston, South Carolina, Greenville-Spartanburg, South Carolina, and Newark, New Jersey; (iii) the contributions of Mr. Van de Ven and Mr. Ricks to the Company’s labor negotiations; (iv) the contributions of Mr. Van de Ven and Ms. Wright with respect to the Company’s fleet planning and the Company’s work to gain the ability to introduce the Boeing 737-800 into its fleet in 2012; (v) the contributions of Mr. Jordan and his departments to the Company’s enhancements to its southwest.com website; (vi) the contributions of Mr. Jordan, Ms. Wright, and Mr. Ricks and their departments towards the Company’s anticipated acquisition of AirTran Holdings, Inc.; (vii) the contributions of Mr. Ricks and Ms. Wright to the Love Field Modernization Program, a project, which is being managed by the Company, to reconstruct Dallas Love Field Airport with modern, convenient air travel facilities; (viii) the contributions of Ms. Wright and her departments to the Company’s implementation of a new SAP Enterprise Resource application; and (ix) the contributions of Mr. Jordan and Ms. Wright to the Company’s fuel hedging strategies and implementation.

Equity

Objectives of Equity Compensation. Equity awards are used by the Company (i) to attract and retain Employees; (ii) as an incentive and reward for achievement of the Company’s long-term objectives; and (iii) to further align the interests of the Company’s Employees with those of its Shareholders. On May 19, 2010, the Company received Shareholder approval to amend its 2007 Equity Incentive Plan (the “Equity Plan”) to, among other things, (i) increase the number of shares available for issuance under the plan; (ii) provide for additional types of equity instruments that may be granted under the plan; (iii) increase the maximum number of shares that may be subject to awards to any one person; and (iv) extend the term of the plan from March 2017 to March 2020. These amendments were intended to provide the Committee with additional flexibility in designing the form and amount of equity awards and, in particular, to allow for an increased percentage of executive compensation to be tied to Company performance through equity.

Because the Company is subject to limitations on the number of shares it may issue pursuant to awards under the Equity Plan, it currently awards this form of compensation only at the senior management level (currently, a group of approximately 235 Employees) and to members of the Board of Directors. The Committee, with the input of its independent consultant, has concluded that senior management positions are currently the positions with respect to which equity grants are the most efficient way to serve as an attraction and retention mechanism. This is because they align a portion of senior management’s compensation directly with the Company’s overall business results, while at the same time serving to reduce perceived differentials in aggregate pay for these Employees. With respect to other Employees, the Company has decided to place more emphasis on cash compensation.

Approach to, and Justification of, 2010 Equity Compensation. Prior to 2010, the Company’s equity awards were limited to stock options. During 2010, the Committee chose to address retention concerns in part by diversifying the named executive officers’ long-term equity incentive portfolio through awards of restricted stock units instead of stock options. As shown in the “Outstanding Equity Awards at Fiscal 2010 Year-End” table, the named executive officers all hold a significant number of stock options. Therefore, based on input from its independent consultant, the Committee concluded that restricted stock units would serve as a more effective vehicle for addressing retention concerns because, unlike stock options, the value of restricted stock units are not totally dependent on stock price (i.e., they allow for retention of some value to the executive even if the Company’s stock price subsequently drops below the grant date stock price). At the same time, the restricted stock units serve to align executive pay with Shareholder value because the compensation opportunity correlates with the Company’s stock price over an extended period of time.

During 2010, the Committee also addressed retention concerns by increasing the value of the named executive officers’ equity awards compared to recent years. The amount of the increases was based in part (i) on data provided by the Committee’s independent consultant (based on the 2009 Assessment) showing the grant values that the consultant viewed as necessary for the 2010 named executive officer grants to be competitive, and (ii) the independent consultant’s view that equity should be increased as a percentage of the named executive officers’ total compensation. The amount of the increases also reflected the following Committee concerns:

•	The named executive officers’ equity awards had been limited (and, in the case of the Chief Executive Officer, significantly reduced) in recent years for reasons beyond the officers’ control; and

•

As a result, the named executive officers (in particular, the Chief Executive Officer) had not received awards with values that the Committee deemed to be commensurate with the officers’ increasing levels of responsibility during such years.

During 2008, the airline industry was faced with soaring fuel costs, and during 2008 and most of 2009, the airline industry was also significantly challenged by a worldwide credit crisis and a difficult U.S. economic environment. These external events, which negatively impacted the airline industry as a whole, were a major contributing factor to the Company’s decrease in profitability for these years. The Company responded by implementing various revenue initiatives for which the named executive officers were responsible to varying degrees. In addition, the Company implemented various cost-cutting measures, including the launch of a voluntary early-out program and a freeze on overall headcount in 2009. As a result, the named executive officers were required to take on significant additional responsibilities. In addition, four of the named executive officers received promotions during 2008 that encompassed increased responsibilities. Notwithstanding the promotions and increased responsibilities, none of the named executive officers received commensurate increases in long-term incentive (equity) opportunities during 2008 or 2009. This was based in large part on the Chief Executive Officer’s strong view that equity increases should be delayed until the Company’s profitability improved. In addition, pursuant to the terms of the Company’s equity incentive plan at the time, the Committee was limited with respect to the amount of equity that could be granted to the Chief Executive Officer. The following table shows the grant date fair value of the named executive officers’ equity awards from 2007 through 2009:

Name	Year	Grant Date Fair Value of Equity Awards (All Stock Options) ($)
Gary C. Kelly	2009	462,990
	2008	605,535
	2007	938,775

Laura H. Wright	2009	216,062
	2008	262,399
	2007	—

Ron Ricks	2009	277,794
	2008	322,952
	2007	—

Michael G. Van de Ven	2009	277,794
	2008	302,768
	2007	—

Robert E. Jordan	2009	246,928
	2008	262,399
	2007	—

In the second half of 2009, the Company began to see dramatic improvements in its financial results, which improvements continued during 2010. Therefore, in May 2010, the Committee concluded that it was an appropriate time to increase all of the named executive officers’ equity awards. The size of the awards was designed to (i) recognize the respective additional responsibilities that had been taken on by the named executive officers during 2008 and 2009, and (ii) restore the equity component of the named executive officers’ compensation to a level that would appropriately reflect their efforts during these challenging years. These equity awards enabled the Committee to increase the named executive officers’ total compensation opportunities, while at the same time tying the amount of actual compensation awarded to the achievement of future operating and financial performance.

Individual Equity Determinations for the Named Executive Officers. On May 19, 2010, the date on which the Company received Shareholder approval of the Equity Plan, each of the named executive officers received restricted stock units under such plan as follows: Mr. Kelly: 150,000; Ms. Wright: 30,000; Mr. Van de Ven: 90,000; and Mr. Ricks and Mr. Jordan: 75,000. The restricted stock units will vest with respect to one third of the shares covered thereby annually beginning on May 19, 2011. Although the Committee did not attach performance conditions to these awards, the Committee did take into account the Company’s significantly improved year-over-year performance in concluding that 2010 was an appropriate time to take action to significantly increase equity as a component of compensation.

• Chief Executive Officer. In May 2008, the Company’s Chief Executive Officer assumed the additional role of Chairman of the Board of the Company, and, in July 2008, he assumed the additional role of President of the Company; however, for the reasons discussed above, in the Committee’s view, Mr. Kelly never received an increase in equity (or total) compensation commensurate with his significantly increased responsibilities. Therefore, based on the 2009 Assessment, as well as additional input from the Committee’s independent consultant and the Chief People Officer, the Committee increased the value of Mr. Kelly’s equity holdings to a level that was intended to address the cumulative deficiencies in his equity (and total) compensation. In addition, in anticipation of the expiration of Mr. Kelly’s employment contract, the increase in value was intended to create a significant retention vehicle for the Company. The Committee and Mr. Kelly have jointly concluded that it is not currently best practice for the Company to have an employment contract with Mr. Kelly. Therefore, Mr. Kelly’s employment contract was allowed to expire in February 2011 in accordance with its terms. The Committee believes that concerns of retention are better addressed through increased equity and total compensation opportunities.

• Other Named Executive Officers. With respect to the named executive officers other than the Chief Executive Officer, the Committee took into account the advice of its independent consultant and the Chief People Officer regarding the number of restricted stock units that would be necessary to bring their total compensation opportunities to a more adequate level. The Committee also considered the Chief Executive Officer’s views regarding the relative roles and responsibilities of the other named executive officers and his related opinions regarding the independent consultant’s recommendations as to the respective size of their grants. In addition, as was the case with the Chief Executive Officer, the size of the grants for three of the other named executive officers took into account promotions that had occurred in 2008. Mr. Ricks, Mr. Van de Ven, and Mr. Jordan each received promotions in May 2008 that involved significant increases in responsibilities; however, based on the input from the independent consultant, the Chief Executive Officer, and the Chief People Officer, the Committee concluded that these individuals had not received commensurate increases in equity (or total) compensation. Therefore, the increase in the value of their equity holdings was also intended to address the cumulative deficiencies in their equity and total compensation opportunities.

• Timing of Grants. In 2010, the Committee decided to consider regular discretionary equity grants in May of each year around the time of the Company’s annual meeting of Shareholders. The Committee chose this timing because, based on its relationship to the timing of quarterly and full-year financial results, it is typically a time at which the Company is not in possession of material non-public information. Should the current timing of grants coincide with a time at which the Company is in possession of material non-public information, the Company will adjust the timing of grants to be in accordance with the Company’s policy not to grant equity at a time at which it is in possession of material non-public information.

Qualified Retirement Benefits

The Company offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. The Company’s 401(k) and profit sharing plans are intended to be competitive in the market and include five-year vesting provisions that are designed to contribute to Employee loyalty and retention. The Company’s 401(k) plans provide for a dollar-for-dollar match on Employee contributions, subject to limits specified by the Board, applicable collective bargaining agreements, and the Internal Revenue Code and applicable Treasury Regulations. The Company’s profit sharing plan provides for an annual Company contribution to Employee accounts equal to a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s operating profit (as defined in the plan) for the year. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. Therefore, it effectively serves as a bonus component of compensation for the Company’s Employees at all levels. The numbers for 2010 in the “All Other Compensation” column of the Summary Compensation Table reflect increased profit sharing contributions for 2010 relative to 2009 and 2008 due to the Company’s improved profitability during 2010.

The Committee did not consider the value of its retirement plans when establishing other compensation elements and amounts for the named executive officers in 2010 because of the broad-based nature of these benefits and the relatively small portion of total executive compensation represented by them.

Deferred Compensation

The Company offers nonqualified deferred compensation arrangements to Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to Employees with amounts that cannot be contributed to the 401(k) or profit sharing plans due to limits under Section 415(c) of the Internal Revenue Code. Named executive officers who do not elect to participate in the Company’s excess benefit plan receive payment in the form of cash equal to the contribution the executive otherwise would have been entitled to receive pursuant to the terms of the excess benefit plan. The cash payment is made at the same time as the named executive officer would have otherwise received a contribution to the excess plan.

The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2010.” The Company also maintains two nonqualified deferred compensation plans that are available to pilots only, pursuant to the terms of their collective bargaining agreement. In addition, Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company credits to Mr. Kelly’s account an amount equal to any Company contributions that would otherwise have been made on his behalf to the Company’s qualified plans, but that exceed the limits under Section 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Mr. Kelly’s deferred compensation bears interest at 10 percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s Chairman Emeritus, Mr. Herbert D. Kelleher. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2010.”

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company, including the Chief Executive Officer (since February 2011) and the other named executive officers, are parties to the Company’s Executive Service Recognition Plan Executive Employment Agreements. In general, in the event of termination subsequent to a change-in control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. In addition, the

Company’s equity plans provide for acceleration of any unvested equity awards at the time of a change-in-control. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.”

During 2010, Mr. Kelly was subject to a different change-in-control arrangement pursuant to the terms of his employment contract, which terminated in accordance with its terms in February 2011. The Committee believes the change in Mr. Kelly’s benefits to match the benefits of the Company’s other officers serves to create an additional measure of internal equity between Mr. Kelly and the Company’s other officers. Mr. Kelly’s prior change-in-control arrangement is discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.”

The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the rest of the Company’s other compensation elements because (i) any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control, and (ii) the likelihood of their implementation is deemed to be remote. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the retention of the Company’s officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the Chief Executive Officer, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

The Committee continues to believe that all of the foregoing arrangements serve a valid purpose, particularly to address potential consolidation in the airline industry.

Perquisites and Other Benefits

All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines on a standby basis, and the Company’s officers, including the named executive officers, and their spouses and dependent children are eligible to fly free on Southwest Airlines on a reserved seat basis. In addition, the Company’s officers are entitled to eight free roundtrip flight passes that they may give to anyone of their choice except for other Employees. The Committee believes the differences in the rights of the Company’s officers compared to the rights of other Employees are justified based on the additional time, responsibilities, and accountability associated with the officer positions. In addition, the difference reflects a cost/benefit analysis associated with whether or not to provide officer level flight privileges to all Employees. The named executive officers, like the Company’s other contract and non-contract Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and vacation and sick time. These elements of compensation are not taken into account when establishing salary and bonus elements and amounts.

During 2010, the Company’s officers also had the following additional benefits available to them: (i) Company-paid premiums for business travel accident insurance, (ii) Company-paid premiums for a portion of their life and long-term disability insurance coverage, (iii) Company-paid physicals, and (iv) tax return preparation. Although the Committee does not believe these additional benefits were unreasonable (given the time and effort expected of the Company’s officers), the Committee concluded it would be better practice to eliminate these additional benefits for officers, with the exception of Company-paid physicals, beginning in 2011.

During 2010, pursuant to his employment contract, Mr. Kelly and members of his immediate family were entitled to reimbursement of medical and dental expenses, and Mr. Kelly also received $10,000 per year to be applied to supplemental insurance. As a result of the expiration of Mr. Kelly’s employment contract in February 2011 in accordance with its terms, Mr. Kelly no longer receives these additional benefits.

Relative Compensation of Executive Officers

Compensation of Named Executive Officers Relative to Other Employees Generally. The Committee believes it is important to provide fair and competitive compensation to all levels of Employees, which is one of the drivers of the Committee’s use of a third party consultant to assess the adequacy of the Company’s compensation practices. In reviewing the data provided to it by its independent compensation consultant in 2009, the Committee concluded that the Company’s compensation was unusually compressed, in particular because the Chief Executive Officer’s compensation was unusually low. This limited the Company’s ability to increase compensation for the Company’s other non-contract Employees, including the compensation of the other named executive officers, even if the Committee or the Company believed increases were necessary to be fair and retentive. Compression in compensation occurred in part because, historically, tenure played a significant role in the compensation levels for the Company’s Employees, including the named executive officers, and pay relative to market played a less significant role. In addition, regular annual salary increases for officers, including the named executive officers, were generally applied on the same percentage basis as other non-contract Employees. As a result, pay for non-contract Employees has not necessarily kept up with market. In connection with the Committee’s evolving approach to executive compensation, the Committee is working to apply more weight to the level and scope of an individual’s, including a named executive officer’s, roles and responsibilities, as well as the market value associated with those roles and responsibilities.

Compensation of Named Executive Officers Relative to Each Other. Overall compensation levels for the Company’s named executive officers relative to each other reflect the nature and level of their respective roles and the scope of their responsibilities and their tenure with the Company. The Committee believes it is appropriate for Mr. Kelly, as Chairman of the Board, President, and Chief Executive Officer to receive the Company’s highest compensation because of his lead role with the Company and the higher market value associated with his multiple roles; however, in the interest of internal equity and the Committee’s desire to adopt “best practices” in connection with executive compensation, the Committee allowed Mr. Kelly’s employment contract to expire in February 2011 in accordance with its terms. In addition, as discussed above, the Committee has eliminated all officer perquisites with the exception of special flight privileges and Company-paid physicals.

At the Committee’s request, the Chief Executive Officer provides regular input on compensation matters based on his day-to-day interaction with Employees at all levels of the Company, both contract and non-contract. The Chief Executive Officer also specifically reviews with the Committee the relative roles, responsibilities, and performance of the Company’s other executive officers. This input from the Chief Executive Officer not only assists the Committee with its compensation decisions, it serves a valuable purpose in connection with the Company’s succession planning. Although the Committee is not obligated to accept the recommendations of the Chief Executive Officer, the Committee gives considerable weight to these recommendations because of the Chief Executive Officer’s ability to directly observe on a day-to-day basis each officer’s contributions and performance. In addition, the Chief Executive Officer regularly travels to visit with Employees at all levels in varying locations and is able to relay Employee concerns that he believes should be considered by the Committee as it addresses matters of internal equity.

Benchmarking

The Compensation Committee engaged its independent consultant in 2009 to review the adequacy and effectiveness of the Company’s executive compensation program (the “2009 Assessment”). The independent consultant provided the Compensation Committee with an update to the 2009 Assessment in January 2011 (the “2011 Assessment”). The independent consultant’s assessments compared Company executive compensation levels to benchmark positions reported in available survey sources.

Survey Sources for the 2009 Assessment (based on 2007 data)

•

General industry. This group included participants in Towers Watson’s Executive Compensation database, screened by similar revenue scope when available. The database consisted of 750 companies, and the data was adjusted by the independent consultant to take into account differences in Company size.

•

Airline industry. This group included the following six airlines that chose to participate in Towers Watson’s custom survey, The Airline Industry Compensation Survey: American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines, United Airlines, and Southwest Airlines (data for this group was collected prior to the Delta-Northwest merger).

Survey Sources for the 2011 Assessment (based on 2009 data)

•

General industry. This group consisted of 67 of the companies participating in Towers Watson’s Executive Compensation database. The independent consultant identified industries that it considered to be representative of consumer-oriented industries (defined broadly to include hospitality, transportation, media, retail, and similar industries). The resulting group was composed of all companies in the database within these industries. The data was adjusted by the independent consultant to take into account differences in company size.

•

Airline industry. This group included the following eight airlines that chose to participate in Towers Watson’s custom survey, The Airline Industry Compensation Survey: American Airlines, Continental Airlines, Delta Air Lines, Frontier Airlines, JetBlue Airways, United Airlines, US Airways, and Southwest Airlines (data for this group was collected prior to the Continental-United merger).

In providing its assessments, the independent consultant emphasized available airline industry data, supplemented by comparable company data when airline data was unavailable with respect to a particular position. Where comparable company data was used, emphasis was placed on companies in comparable industries. The Committee uses its independent consultant’s assessments as broad contextual reference points for its executive compensation decisions. In addition, the Committee uses the assessments to develop directional goals for the Company’s overall executive compensation program. The Committee does not, however, directly target any individual named executive officer’s compensation against the specific data included in the assessments because surveys (i) are not necessarily comprehensive, (ii) are not conducted annually, and (iii) do not necessarily include executive positions that are exact matches to the Company’s executive positions (which in many cases involve a unique combination of responsibilities that do not correspond directly to the roles that are included in the surveys). Instead the Committee believes it is more appropriate to view the data it is provided from a directional standpoint only and to retain the flexibility to consider multiple factors in determining compensation. The Committee does take into consideration the independent consultant’s interpretation of the data, and related recommendations, in designing the overall structure of the Company’s executive compensation program and in considering the adequacy of named executive officer compensation.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to a named executive officer, including compensation received upon exercise of stock options. Section 162(m) provides an exception to such limitation for certain performance-based compensation. The Company’s Amended and Restated 2007 Equity Incentive Plan has been designed to satisfy the conditions of such exception to the extent necessary, feasible, and in the best interests of the Company.

Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation. However, the Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m).

The Company and the Committee have also addressed the final regulations that were enacted under Section 409A of the Internal Revenue Code. These regulations impacted Committee decisions with respect to the Company’s employment and change-in-control agreements, as well as the Company’s nonqualified deferred compensation arrangements.

SOUTHWEST AIRLINES CO.

RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS

(in millions, except per share amounts)

	Year Ended December 31,
	2010	2009
Net income, as reported	$459	$99
Deduct: Mark-to-market impact from fuel contracts settling in future periods	(21)	(73)
Deduct: Ineffectiveness from fuel hedges settling in future periods	(11)	(97)
Add: Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	171	184
Income tax impact of fuel contracts	(52)	(5)
Add: Charge from voluntary early out program, net (1)	—	35
Add: Charge for AirTran integration costs, net (1)	4	—

Net income, non-GAAP	$550	$143

Net income (loss) per share, diluted, as reported	$.61	$.13
Add: Net impact to net income above from fuel contracts divided by dilutive shares	.12	.02
Add: Impact of special items, net (1)	.01	.04

Net income per share, diluted, non-GAAP	$.74	$.19

Return on Invested Capital (ROIC), pretax:
Operating Income, as reported	$988	$262
Add/(Deduct): Net impact from fuel contracts	172	222
Add: Charge from voluntary early-out program, net of profitsharing	—	56
Add: Charge for AirTran integration costs, net of profitsharing	7	—

Operating Income, non-GAAP	1,167	540
Net adjustment for aircraft leases(2)	84	91
Adjustment for fuel hedge accounting	(134)	(148)

Adjusted Operating Income, non-GAAP	$1,117	$483

Average Invested Capital(3)	$10,431	$9,876
Equity adjustment for fuel hedge accounting	434	763

Adjusted Average Invested Capital	$10,865	$10,639

ROIC, pretax*	10%	5%

*	ROIC, pretax, calculated as Adjusted Operating Income, non-GAAP divided by Adjusted Average Invested Capital

(1)	Amounts net of profitsharing impact and taxes

(2)	Net adjustment related to presumption that all aircraft in fleet are owned

(3)	Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). These GAAP financial statements include unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging.

The Company also provides financial information included that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information that it sometimes refers to as “economic,” which the Company’s management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company’s economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts — all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company’s actual net cash outlays for Fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP purposes in the period of contract settlement. These economic results provide a better measure of the impact of the Company’s fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting pronouncements relating to derivative instruments and hedging, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company’s management, as well as investors, to consistently assess its operating performance on a year-over-year or quarter-over-quarter basis after considering all programs in place to curtail fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

In addition to its fuel hedging items discussed above, the Company has also provided other non-GAAP financial measures as a result of items that the Company believes are not indicative of its ongoing operations. These include (i) charges incurred during 2010 related to the announced AirTran acquisition and integration costs, and (ii) charges associated with Freedom ’09, an early retirement option offered to Employees resulting in a one-time third quarter 2009 charge.

Further information on (i) the Company’s fuel hedging program, (ii) the requirements and accounting associated with accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this proxy statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in this proxy statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair

William H. Cunningham

Nancy B. Loeffler

John T. Montford

Daniel D. Villanueva

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2010, 2009, and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Gary C. Kelly	2010	465,000	930,000	1,842,000	—	7,902	(4)	112,668	(5)	3,357,570
Chairman of the Board, President, & Chief Executive Officer	2009	441,750	590,000	—	462,990	6,347		58,344		1,559,431
	2008	441,121	462,000	—	605,535	4,394		77,526		1,590,576

Laura H. Wright	2010	309,000	359,000	368,400	—	—		34,624	(6)	1,071,024
Senior Vice President Finance & Chief Financial Officer	2009	309,000	275,000	—	216,062	—		19,782		819,844
	2008	309,000	200,000	—	262,399	—		23,783		795,182

Ron Ricks	2010	370,000	475,000	921,000	—	—		48,896	(7)	1,814,896
Executive Vice President Corporate Services & Corporate Secretary	2009	370,000	375,000	—	277,794	—		22,041		1,044,835
	2008	346,375	340,000	—	322,952	—		25,073		1,034,400

Michael G. Van de Ven	2010	365,000	500,000	1,105,200	—	—		30,815	(8)	2,001,015
Executive Vice President & Chief Operating Officer	2009	365,000	375,000	—	277,794	—		19,808		1,037,602
	2008	340,208	300,000	—	302,768	—		23,783		966,759

Robert E. Jordan	2010	340,000	470,000	921,000	—	—		49,180	(9)	1,780,180
Executive Vice President Strategy & Planning	2009	340,000	370,000	—	246,928	—		19,792		976,720
	2008	311,483	270,000	—	262,399	—		23,783		867,665

(1)	In accordance with the SEC’s rules, for each particular year the noted amount reflects bonuses paid with respect to performance in that year, whether or not actually paid in such year.

(2)	Awards consist of restricted stock units that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Each amount is equal to the number of shares of common stock with respect to which the restricted stock units may be settled multiplied by $12.28, the closing price of the Company’s common stock on the date of the grant.

(3)	Awards consist of stock options. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the values for fiscal 2009 and 2008 are included in Note 14 to the Company’s financial statements included in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, and December 31, 2008, respectively.

(4)	Consists of above-market earnings on deferred compensation provided pursuant to Mr. Kelly’s employment contract. Mr. Kelly’s deferred compensation arrangement is discussed in detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2010.”

(5)

Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $20,335; (ii) a Company contribution of $12,165 to be made to the Company’s profit sharing plan in 2011, but that was earned with respect to 2010; (iii) a Company contribution of $49,433 to be made to Mr. Kelly’s individual deferred compensation arrangement in 2011, but that was earned with respect to fiscal 2010, in accordance with the terms of his employment contract; (iv) free travel on Southwest Airlines; (v) life, long-term disability, and business travel accident insurance premiums; (vi) medical and dental reimbursements for the executive and his spouse; (vii) a supplemental insurance allowance; and (viii) a Company-paid physical. Perquisites are valued based on the out-of-pocket costs to the Company, except that the value attributed to free travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during the year and assumes the executive took the place of a paying passenger who otherwise would have used the seat.

(6)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $20,335; (ii) a Company contribution of $12,165 to be made to the Company’s profit sharing plan in 2011, but that was earned with respect to 2010; and (iii) a cash amount of $1,987 (to be paid directly to Ms. Wright in September 2011), which amount was earned with respect to 2010 pursuant to the Company’s profit sharing plan, but which could not be contributed to the profit sharing plan because of IRS limits on amounts that may be contributed to tax-qualified plans.

(7)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $20,335; (ii) a Company contribution of $12,165 to be made to the Company’s profit sharing plan in 2011, but that was earned with respect to 2010; (iii) a Company contribution of $1,987 to be made to the Company’s excess benefit plan on behalf of Mr. Ricks in September 2011, which amount was earned with respect to 2010 pursuant to the Company’s profit sharing plan, but which could not be contributed to the profit sharing plan because of IRS limits on amounts that may be contributed to tax-qualified plans; (iv) free travel on Southwest Airlines; (v) life, long-term disability, and business travel accident insurance premiums; (vi) tax return preparation reimbursement; and (vii) a Company-paid physical. Perquisites are valued based on the out-of-pocket costs to the Company, except that the value attributed to free travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during the year and assumes the executive took the place of a paying passenger who otherwise would have used the seat.

(8)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,500; and (ii) a Company contribution of $14,152 to be made to the Company’s profit sharing plan in 2011, but that was earned with respect to 2010.

(9)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $20,335; (ii) a Company contribution of $12,165 to be made to the Company’s profit sharing plan in 2011, but that was earned with respect to 2010; (iii) a Company contribution of $1,987 to be made to the Company’s excess benefit plan on behalf of Mr. Jordan in September 2011, which amount was earned with respect to 2010 pursuant to the Company’s profit sharing plan, but which could not be contributed to the profit sharing plan because of IRS limits on amounts that may be contributed to tax-qualified plans; (iv) free travel on Southwest Airlines; (v) life and business travel accident insurance premiums; and (vi) a Company-paid physical. Perquisites are valued based on the out-of-pocket costs to the Company, except that the value attributed to free travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during the year and assumes the executive took the place of a paying passenger who otherwise would have used the seat.

During 2010, Mr. Kelly received his compensation in part pursuant to the terms of the employment contract entered into between the Company and Mr. Kelly in July 2007, which expired in accordance with its terms in February 2011. Mr. Kelly’s former contract provided for (i) a base salary of $424,065, subject to increases in the Compensation Committee’s discretion; (ii) bonuses to be awarded in the Compensation Committee’s discretion; and (iii) contributions to a nonqualified deferred compensation account pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the Company’s qualified plans due to limits established by the Internal Revenue Code. Mr. Kelly’s contract is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2010” and “Potential Payments Upon Termination or Change-in-Control.” The Compensation Committee’s determinations regarding the amount of executive salary and bonus in proportion to total compensation are discussed in detail above under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2010

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2010.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock Awards ($)(2)
Gary C. Kelly	5/19/2010	150,000	(1)	1,842,000
Laura H. Wright	5/19/2010	30,000	(1)	368,400
Ron Ricks	5/19/2010	75,000	(1)	921,000
Michael G. Van de Ven	5/19/2010	90,000	(1)	1,105,200
Robert E. Jordan	5/19/2010	75,000	(1)	921,000

(1)	The awards consist of restricted stock units that are settleable in shares of common stock. The restricted stock units will vest with respect to one-third of the shares covered thereby annually, beginning on May 19, 2011, the first anniversary of the date of grant. The Company does not pay dividends on unvested restricted stock units.

(2)	The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock with respect to which the restricted stock units may be settled multiplied by $12.28, the closing price of the Company’s common stock on the date of grant.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information with respect to stock options and restricted stock units held by the named executive officers as of December 31, 2010. Stock options and restricted stock units are the only types of equity awards that have been granted to the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Gary C. Kelly	15,000	—		21.30	02/15/2011	150,000	(3)	1,947,000
	6,500	—		17.11	06/19/2011
	4,348	—		18.73	01/01/2012
	17,250	—		17.78	01/18/2012
	4,151	—		14.03	01/02/2013
	21,000	—		13.19	01/23/2013
	4,352	—		15.91	01/05/2014
	30,000	—		15.51	01/23/2014
	180,000	—		14.95	07/15/2014
	4,322	—		14.25	01/20/2015
	6,295	—		16.43	12/31/2015
	150,000	—		16.40	09/18/2017
	100,000	50,000	(4)	12.18	01/31/2018
	—	100,000	(5)	6.75	02/01/2019

Laura H. Wright	4,400	—		21.30	02/15/2011	30,000	(6)	389,400
	6,500	—		17.11	06/19/2011
	719	—		18.73	01/01/2012
	5,060	—		17.78	01/18/2012
	553	—		14.03	01/02/2013
	7,500	—		13.19	01/23/2013
	1,114	—		15.91	01/05/2014
	12,000	—		15.51	01/23/2014
	1,680	1,440	(7)	14.75	09/01/2014
	14,780	—		14.25	01/20/2015
	41,416	—		16.43	12/31/2015
	40,000	—		17.53	03/17/2016
	43,333	21,667	(4)	12.18	01/31/2018
	23,334	46,666	(8)	6.75	02/01/2019

Ron Ricks	14,500	—		21.30	02/15/2011	75,000	(9)	973,500
	3,916	—		18.73	01/01/2012
	15,950	—		17.78	01/18/2012
	3,916	—		14.33	01/07/2013
	17,545	—		13.19	01/23/2013
	3,084	—		15.91	01/05/2014
	20,000	—		15.51	01/23/2014
	1,615	1,385	(10)	14.75	09/01/2014
	25,065	—		14.25	01/20/2015
	42,719	—		16.43	12/31/2015
	40,000	—		17.53	03/17/2016
	53,333	26,667	(4)	12.18	01/31/2018
	30,000	60,000	(11)	6.75	02/01/2019

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael G. Van de Ven	4,000	—		21.30	02/15/2011	90,000	(12)	1,168,200
	6,500	—		17.11	06/19/2011
	1,942	—		18.73	01/01/2012
	4,400	—		17.78	01/18/2012
	75	—		14.03	01/02/2013
	5,200	—		13.19	01/23/2013
	750	—		15.91	01/05/2014
	6,600	—		15.51	01/23/2014
	1,636	1,404	(13)	14.75	09/01/2014
	8,340	—		14.25	01/20/2015
	1,453	2,047	(14)	16.18	11/17/2015
	50,750	—		16.43	12/31/2015
	50,000	—		17.53	03/17/2016
	50,000	25,000	(4)	12.18	01/31/2018
	30,000	60,000	(11)	6.75	02/01/2019

Robert E. Jordan	6,000	—		21.30	02/15/2011	75,000	(9)	973,500
	6,500	—		17.11	06/19/2011
	734	—		18.73	01/01/2012
	6,600	—		17.78	01/18/2012
	7,260	—		13.19	01/23/2013
	8,800	—		15.51	01/23/2014
	9,420	—		14.25	01/20/2015
	20,000	—		16.43	12/31/2015
	20,000	—		17.53	03/17/2016
	43,333	21,667	(4)	12.18	01/31/2018
	26,667	53,333	(15)	6.75	02/01/2019

(1)	Awards consist of restricted stock units that are settleable in shares of common stock.

(2)	Market value is computed by multiplying the number of restricted stock units by $12.98, which was the closing price per share of the Company’s common stock on December 31, 2010 on the NYSE.

(3)	Of these restricted stock units (i) 50,000 will vest on May 19, 2011; (ii) 50,000 will vest on May 19, 2012; and (iii) 50,000 will vest on May 19, 2013.

(4)	All of these options became exercisable on February 1, 2011.

(5)	Of these options, (i) options to purchase 50,000 shares became exercisable on February 2, 2011; and (ii) options to purchase 50,000 shares will become exercisable on February 2, 2012.

(6)	Of these restricted stock units (i) 10,000 will vest on May 19, 2011; (ii) 10,000 will vest on May 19, 2012; and (iii) 10,000 will vest on May 19, 2013.

(7)	Of these options, (i) options to purchase 432 shares will become exercisable on September 1, 2011; (ii) options to purchase 480 shares will become exercisable on September 1, 2012; and (iii) options to purchase 528 shares will become exercisable on September 1, 2013.

(8)	Of these options, (i) options to purchase 23,333 shares became exercisable on February 2, 2011; and (ii) options to purchase 23,333 shares will become exercisable on February 2, 2012.

(9)	Of these restricted stock units (i) 25,000 will vest on May 19, 2011; (ii) 25,000 will vest on May 19, 2012; and (iii) 25,000 will vest on May 19, 2013.

(10)	Of these options, (i) options to purchase 415 shares will become exercisable on September 1, 2011; (ii) options to purchase 462 shares will become exercisable on September 1, 2012; and (iii) options to purchase 508 shares will become exercisable on September 1, 2013.

(11)	Of these options, (i) options to purchase 30,000 shares became exercisable on February 2, 2011; and (ii) options to purchase 30,000 shares will become exercisable on February 2, 2012.

(12)	Of these restricted stock units (i) 30,000 will vest on May 19, 2011; (ii) 30,000 will vest on May 19, 2012; and (iii) 30,000 will vest on May 19, 2013.

(13)	Of these options, (i) options to purchase 421 shares will become exercisable on September 1, 2011; (ii) options to purchase 468 shares will become exercisable on September 1, 2012; and (iii) options to purchase 515 shares will become exercisable on September 1, 2013.

(14)	Of these options, (i) options to purchase 431 shares will become exercisable on November 17, 2011; (ii) options to purchase 485 shares will become exercisable on November 17, 2012; (iii) options to purchase 538 shares will become exercisable on November 17, 2013; and (iv) options to purchase 593 shares will become exercisable on November 17, 2014.

(15)	Of these options, (i) options to purchase 26,666 shares became exercisable on February 2, 2011; and (ii) options to purchase 26,667 shares will become exercisable on February 2, 2012.

Option Exercises and Stock Vested During Fiscal 2010

The following table provides information with respect to stock options exercised by and stock awards vested for, the named executive officers during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary C. Kelly	50,000	296,000	—	—
Laura H. Wright	—	—	—	—
Ron Ricks	—	—	—	—
Michael G. Van de Ven	—	—	—	—
Robert E. Jordan	—	—	—	—

(1)	Calculated by determining the difference between the market price of the underlying common stock at the time of exercise and the exercise price of the stock option.

Nonqualified Deferred Compensation in Fiscal 2010

As discussed above under “Compensation Discussion and Analysis,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plans provide for a Company match on Employee contributions, and the profit sharing plan provides for an annual Company contribution equal to a percentage of Company profits that is allocated among participant accounts as a uniform percentage of compensation. In conjunction with these tax-qualified plans, the Company offers a non-qualified excess benefit plan, which is designed to provide benefits with respect to Company contributions (“excess amounts”) that cannot be contributed to the 401(k) and profit sharing plans due to qualified plan contribution limits established by the Internal Revenue Code. Employee deferrals to the excess benefit plan are not allowed. Pursuant to the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 who have previously properly elected to participate in the plan, may defer payment of their excess amounts by making a timely deferral election under the excess benefit plan. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Prior to the beginning of each plan year, participants are allowed to select a rate of return to apply to the contributions to be made with respect to the upcoming plan year. The excess benefit plan currently allows participants to select a rate of return equal to either or both of two investment options: (i) the Citibank 90 Day Treasury Bill Index plus two percentage points and (ii) the Vanguard Institutional Standard & Poor’s 500 Index Fund. During fiscal 2010, the Citibank 90 Day Treasury Bill option earned a rate of return equal to 2.13 percent, and the Vanguard Index Fund option earned a rate of return equal to 15.10 percent. Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds. Participants are entitled to a distribution of their accounts upon separation from service with the Company and must elect the time and form of distribution of their accounts prior to their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or in equal annual installments over a period of up to five years and may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

Mr. Kelly’s 2007 employment contract included an individual nonqualified deferred compensation arrangement for Mr. Kelly. Pursuant to this arrangement, the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the Internal Revenue Code. The individual deferred compensation arrangement with Mr. Kelly provides for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent annually, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) he attains age 65 or (ii) his employment terminates, whichever occurs later. In connection with the expiration of Mr. Kelly’s employment contract in accordance with its terms in February 2011, the Company entered into a letter agreement with Mr. Kelly to continue his deferred compensation arrangement. The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2010.

		Nonqualified Deferred Compensation for Fiscal 2010
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2010 ($)
Gary C. Kelly	Employment Contract	—	49,433	(1)	20,796	(2)	—	286,641(3)(4)
	Excess Benefit Plan	—	—		1,157	(5)	—	55,612(6)
Laura H. Wright	—	—	—		—		—	—
Ron Ricks	Excess Benefit Plan	—	1,987	(1)	5,464	(5)	—	43,760(7)(8)
Michael G. Van de Ven	—	—	—		—		—	—
Robert E. Jordan	Excess Benefit Plan	—	1,987	(1)	4,632	(5)	—	37,399(6)(9)

(1)	All of this amount is also reported for the named executive officer in the “All Other Compensation” column of the Summary Compensation Table for 2010. This amount was earned with respect to fiscal 2010, but will not be contributed to the named executive officer’s account until September 2011.

(2)	Includes the $7,902 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2010.

(3)	This includes the $49,433 reported as nonqualified deferred compensation contributions earned for 2010, but that will not be contributed to Mr. Kelly’s account until 2011. Mr. Kelly’s actual cash balance at December 31, 2010, was $237,209.

(4)	Of this amount, $136,777 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(5)	None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(6)	None of this amount has been required to be reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

(7)	Of this amount, $3,387 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(8)	This includes the $1,987 reported as excess benefit plan contributions earned for 2010, but that will not be contributed to Mr. Ricks’ account until 2011. Mr. Ricks’ actual cash balance at December 31, 2010 was $41,773.

(9)	This includes the $1,987 reported as excess benefit plan contributions earned for 2010, but that will not be contributed to Mr. Jordan’s account until 2011. Mr. Jordan’s actual cash balance at December 31, 2010 was $35,412.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”). Ms. Wright, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan are, and were during 2010, parties to executive change-in-control agreements with the Company. Mr. Kelly entered into an executive change-in-control agreement with the Company in February 2011 at the time of the expiration of his employment contract with the Company. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)	a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

(c)	the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•

a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•

“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that that, in any case, result in material injury to the Company; and

•

“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control or a failure of the Company to abide by the provisions of the executive’s agreement.

Chief Executive Officer’s Rights Under Prior Employment Contract

Through January 2011, pursuant to the terms of his employment contract, Mr. Kelly had the right to terminate his employment contract within 60 days after the occurrence of a change-in-control of the Company. In such event, his employment contract provided for a lump sum severance payment equal to his unpaid base salary for the remaining term of the contract plus $750,000. Mr. Kelly was not entitled to any special compensation or benefits in the event of his termination of employment for any reason other than a change-in-control, with the exception of his termination by the Company on account of a disabling illness resulting from a job-related cause. A disabling illness was defined to include any emotional or mental disorder, physical disease, or injury as a result of which Mr. Kelly was, for a continuous period of 90 days, unable to perform his duties under the employment contract. If Mr. Kelly’s employment had been terminated by the Company due to disability resulting from a job-related cause (after an additional 90-day notice period during which he had not recovered), he would have been entitled to receive regular installments of his base salary in effect at the time of termination of employment for the remainder of the term of the employment contract. The definition of “change-in-control” in Mr. Kelly’s employment contract was substantially the same as the definition in the executive change-in-control agreements.

Incremental amounts receivable by the named executive officers pursuant to the arrangements discussed above are set forth in the table below.

Name	Termination by the Company at any time due to disability occurring for any reason other than as a result of a job-related cause ($)	Termination by the Company due to disability occurring as a result of a job-related cause ($)	Termination by the Company at any time for cause ($)	Change- in- control ($)	Voluntary termination by the executive within 60 days after a change-in -control ($)	Termination after a change-in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause or disability ($)
Gary C. Kelly(1)	—	38,750	—	—	788,750	—	(1)
Laura H. Wright	—	—	—	—	—	859,000
Ron Ricks	—	—	—	—	—	1,120,000
Michael G. Van de Ven	—	—	—	—	—	1,115,000
Robert E. Jordan	—	—	—	—	—	1,080,000

(1)	Pursuant to the rules of the SEC, the Company is required to assume a change-in-control occurred on December 31, 2010. Therefore, because Mr. Kelly’s rights at such time would have been pursuant to his employment contract (which expired in February 2011), the table reflects the amount he would have been entitled to receive under such contract at such time. Under Mr. Kelly’s current Executive Service Recognition Plan Executive Employment Agreement, Mr. Kelly (i) would have received $1,645,000 in the event of termination after a change-in-control by him for good reason or by the Company for reasons other than for cause or disability and (ii) would not have received payments for any of the other reasons specified in this table.

Pursuant to the terms of the Company’s equity incentive plans under which stock options have been granted, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and if the surviving corporation refuses to assume or substitute new stock options for currently outstanding Company stock options, all unvested stock options then outstanding will fully vest and become exercisable in full on or before a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation. Therefore, to the extent these amounts are payable, they will be payable prior to the effective date of a change-in-control and therefore will not be payable at the same time as the amounts above. The following table sets forth the estimated benefits to the named executive officers in the event the surviving corporation refuses to assume or substitute new options for the named executive officer’s outstanding options.

Name	Estimated Benefits($)(1)
Gary C. Kelly	663,000
Laura H. Wright	308,063
Ron Ricks	395,134
Michael G. Van de Ven	393,800
Robert E. Jordan	349,598

(1)	Assumes the triggering event took place on December 31, 2010, and reflects the aggregate market value of unvested stock options that would become vested under the circumstances. Aggregate market value is computed by multiplying (i) the difference between $12.98 (the closing price of the Company’s common stock on December 31, 2010) and the exercise price of the stock options by (ii) the number of shares underlying unvested stock options at December 31, 2010.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan and, with respect to Mr. Kelly, his individual deferred compensation arrangement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2010.” Through December 31, 2010, in the event of the death of any of the named executive officers, they would have received $100,000 of life insurance payments pursuant to additional life insurance premiums previously paid by the Company for officers of the Company. This benefit was discontinued as of January 1, 2011.

COMPENSATION OF DIRECTORS

Fiscal 2010 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board of Directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
David W. Biegler	80,043		45,006	—	27,683	(4)	152,732
Douglas H. Brooks	43,770		45,006	44,031	1,300	(5)	134,107
C. Webb Crockett	28,502	(6)	—	—	184,879	(7)	213,381
William H. Cunningham	91,981		45,006	—	24,150	(4)	161,137
John G. Denison	65,853		45,006	—	1,244	(5)	112,103
Travis C. Johnson	78,071		45,006	—	17,334	(4)	140,411
Nancy B. Loeffler	51,850		45,006	—	1,640	(5)	98,496
John T. Montford	88,118		45,006	—	20,974	(4)	154,098
Thomas M. Nealon(8)	2,123		—		—		2,123
Daniel D. Villanueva	62,775		45,006	—	27,461	(4)	135,242

(1)	Awards consist of restricted stock units that are settleable in shares of common stock. Each of the Company’s non-Employee members of the Board who were serving as such subsequent to the Company’s Annual Meeting of Shareholders on May 19, 2010, received 3,665 restricted stock units. The restricted stock units will vest with respect to one-third of the shares covered thereby annually, beginning on May 19, 2011, the first anniversary of the date of grant. The Company does not pay dividends on unvested restricted stock units. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock with respect to which the restricted stock units may be settled multiplied by $12.28, the closing price of the Company’s common stock on the date of the grant. The aggregate number of restricted stock units outstanding at December 31, 2010 for each of the Directors listed in the table was as follows: Mr. Biegler — 3,665; Mr. Brooks — 3,665; Mr. Crockett — 0; Dr. Cunningham — 3,665; Mr. Denison — 3,665; Mr. Johnson — 3,665; Ms. Loeffler — 3,665; Mr. Montford — 3,665; Mr. Nealon — 0; Mr. Villanueva — 3,665.

(2)

Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010 with respect to future grants. The aggregate number of performance shares outstanding at December 31, 2010 for each of the Directors listed in the table was as follows: Mr. Biegler — 5,000; Mr. Brooks — 0; Mr. Crockett — 0; Dr. Cunningham — 6,750; Mr. Denison — 0; Mr. Johnson — 6,750; Ms. Loeffler — 5,250; Mr. Montford — 6,000; Mr. Nealon — 0; Mr. Villanueva — 0. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director.

(3)

Prior to May 19, 2010, pursuant to the terms of the Company’s 2007 Equity Incentive Plan, non-Employee members of the Board received automatic grants of stock options upon their appointment or election to the Board. Mr. Brooks, who was appointed to the Board of Directors effective February 15, 2010, received an option award during 2010. None of the other Directors received option awards during 2010. The value included in this column represents the grant date fair value of the option award computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the award value for fiscal 2010 are included in Note 15 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The aggregate number of shares underlying stock options outstanding at fiscal year-end for each of the Directors listed in the table was as follows: Mr. Biegler — 8,000; Mr. Brooks — 10,000; Mr. Crockett — 0; Dr. Cunningham — 0; Mr. Denison — 10,000; Mr. Johnson — 0; Ms. Loeffler — 10,000; Mr. Montford — 10,000; Mr. Nealon — 0; Mr. Villanueva — 10,000.

(4)	Consists of free travel on Southwest Airlines and reimbursement for taxes on this benefit. The value attributed to free travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during the year and assumes the Board member took the place of a paying passenger who otherwise would have used the seat.

(5)	Consists of reimbursement for taxes on flight benefits.

(6)	Mr. Crockett retired from the Board effective May 19, 2010. His cash fees include a prorated portion of his retainer payment that was paid in May 2009 for the period from May 2009 to May 2010.

(7)

Consists of (i) a retirement payment of $75,000 pursuant to the Company’s Amended and Restated Severance Plan for Directors discussed below; (ii) a payout of $88,861 under the Company’s Outside Director Incentive Plan; (iii) free travel on Southwest Airlines; and (iv) reimbursement for taxes on flight benefits. Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which Mr. Crockett ceased to serve as a Director of the Company, he became entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding his last date of service multiplied by the number of performance shares then held by him. The value attributed to free travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during the year and assumes Mr. Crockett took the place of a paying passenger who otherwise would have used the seat.

(8)	Mr. Nealon was appointed to the Board of Directors, effective December 1, 2010. His cash fees represent a prorated portion of his retainer fee for the period from December 2010 to May 2011.

Directors’ retainer fees are paid on an annual basis in May of each year. Board of Director and Committee fees paid and to be paid to non-Employee Directors for each of the 12-month periods ending May 2010 and May 2011 are set forth in the table below:

	May 2009 – May 2010	May 2010 – May 2011
Board of Directors:
Retainer Fees	$14,760	$25,000
Presiding Director Retainer Fee	$10,000	$15,000
In-person Meeting Attendance Fee Per Meeting	$3,780	$1,500
Telephonic Meeting Attendance Fee Per Meeting	$1,890	$1,500

Audit Committee:
Chair Retainer Fee	$9,650	$15,000
In-person Committee Meeting Attendance Fee Per Meeting	$1,970	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$985	$1,500

Compensation Committee:
Chair Retainer Fee	$5,000	$7,500
In-person Committee Meeting Attendance Fee Per Meeting	$1,970	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$985	$1,500

Nominating and Corporate Governance Committee:
Chair Retainer Fee	$5,000	$5,000
In-person Committee Meeting Attendance Fee Per Meeting	$1,970	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$985	$1,500

Safety and Compliance Oversight Committee:
Chair Retainer Fee	$5,000	$7,500
In-person Committee Meeting Attendance Fee Per Meeting	$1,970	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$985	$1,500

Executive Committee:
Chair Retainer Fee	$5,000	$5,000
Retainer Fee for all Non-Employee Members of the Executive Committee	$7,200	$7,200

Special Committee:(1)
In-person Committee Meeting Attendance Fee Per Meeting, or Deposition or Trial Preparation	$3,780	—
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,970	—

(1)	The last meeting of the Special Committee was held January 11, 2010.

The Company also provides free travel on Southwest Airlines for Board members and their spouses, children, and spouses of their children. In addition, Board members are provided up to 20 roundtrip flight passes annually that may be used for free travel on Southwest Airlines on an unrestricted basis (e.g., for charitable purposes). Board members receive reimbursements for taxes on their flight benefits.

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2010. In addition, we have discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AUDIT COMMITTEE

John T. Montford, Chair

David W. Biegler

William H. Cunningham

John G. Denison

Travis C. Johnson

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as Section 14A of the Securities Exchange Act of 1934 and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this proxy statement.

As discussed in greater detail above under “Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2010 is reasonable and appropriate for the following reasons, among many others:

•

Despite the negative impact of the economy and volatile fuel prices on the airline industry in recent years, 2010 marked the Company’s 38th consecutive year of profitability, an accomplishment that is unmatched in the U.S. aviation industry. As such, the named executive officers deserve to be rewarded for the Company’s 2010 financial accomplishments, including this and the other record financial results discussed above under “Compensation Discussion and Analysis — Executive Summary.”

•

During the recent periods of economic uncertainty and volatile fuel prices, the named executive officers “led from the top,” as demonstrated by their willingness to accept expanded responsibilities without corresponding increases in guaranteed pay (salary) in order to assist the Company in its efforts to control headcount and related costs. For example, the Chief Executive Officer voluntarily took a salary reduction for a portion of 2009. In 2009, based on data provided by its independent compensation consultant, the Compensation Committee determined that the compensation opportunities for the Company’s named executive officers were not adequate or competitive relative to general market and peer group data, and contributed to retention risk. Nevertheless, in light of the Company’s business challenges at the time (and based on input from the Chief Executive Officer), the Compensation Committee determined to defer any significant adjustments to the named executive officers’ total compensation until the Company’s financial health improved.

•

In mid-2010, based on improvements in the Company’s financial position, the Compensation Committee concluded it was the appropriate time to finally take meaningful action to begin bringing named executive officer total compensation to a more competitive and retentive level through significant equity grants and bonus awards.

•

The named executive officer compensation structure for 2010 reflects the Compensation Committee’s efforts to develop a more performance-oriented pay structure. The named executive officers’ receipt of significant increases in bonus pay was based in large part on the Compensation Committee’s view that the Company’s financial, operational, and Customer Service accomplishments, as well as its accomplishments as an employer, were strongly tied to the Company’s core objectives for creating long-term Shareholder value. Similarly, through the award of equity, the interests of the named executive officers were further aligned with those of other Shareholders as the compensation opportunity with respect to such awards fluctuates with the Company’s stock price. The Company’s core objectives for creating long-term Shareholder value and the Compensation Committee’s rationale for its related bonus and equity award determinations are discussed above under “Compensation Discussion and Analysis — Determination of 2010 Executive Compensation and Analysis of Individual Compensation Elements.”

•	During 2010, the Company provided minimal perquisites to the named executive officers and did not provide for tax gross-ups of executive compensation. In addition, based on the Compensation

Committee’s deliberations during 2010 and its desire to respond to best practices guidance, the Compensation Committee eliminated all officer perquisites with the exception of (i) special officer flight privileges and (ii) annual physical examinations.

•

During 2010, none of the named executive officers was party to an employment contract with the Company except for the Chief Executive Officer, whose employment contract with the Company expired in accordance with its terms on February 1, 2011.

•

None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In accordance with the Dodd-Frank Act, as well as Section 14A of the Securities Exchange Act of 1934 and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on how frequently the Company should seek an advisory vote on the compensation of the Company’s named executive officers, such as the advisory vote sought pursuant to Proposal 2 above. By voting on this frequency proposal, Shareholders may indicate whether they would prefer that the advisory vote on the compensation of the Company’s named executive officers occur every one, two, or three years. Shareholders may also abstain from voting on this proposal.

The Board is recommending an annual advisory vote on executive compensation to allow the Company’s Shareholders to provide timely, direct input on the Company’s executive compensation practices, as disclosed in the proxy statement each year.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, (i) this Proposal 3 is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee of the Board; and (ii) Shareholder approval of a one, two, or three-year frequency vote will not require the Company to implement an advisory vote on executive compensation every one, two, or three years, as applicable. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Vote Required

Shareholders are being provided with the opportunity to choose among four options: holding the advisory vote on named executive officer compensation every one, two, or three years, or abstaining. Therefore, Shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Generally, approval of matters presented to Shareholders requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the proposal; however, because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s Shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that Shareholders vote FOR the holding of an advisory vote with respect to the compensation of the Company’s named executive officers every year. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2011. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2010 and 2009:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)	Total Fees
2010	$1,740,261	$—	$85,000	$2,160	$1,827,421
2009	$1,733,167	$214,850	$49,440	$2,143	$1,999,600

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, the attestation of management’s Report on Internal Controls, and the audit of the Company’s wholly-owned captive insurance company.

(2)	Includes fees for audits of benefit plans.

(3)	Includes services for tax compliance, tax advice, and tax planning.

(4)	Consists of fees for other products and services including Ernst & Young subscriptions.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this proxy statement as Appendix A. All of the services rendered by the independent auditors during 2010 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

SHAREHOLDER PROPOSAL

ADOPT SIMPLE MAJORITY VOTE

(PROPOSAL 5)

The Company has been notified by Mr. John Chevedden that he intends to present the following proposal for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

5 — Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement impacting our company, that calls for a greater than simple majority vote (such as 80%), be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.

Corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance. See “What Matters in Corporate Governance?” Lucien Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005).

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included William Steiner, James McRitchie and Ray T. Chevedden.

If our Company were to remove required supermajority, it would be a strong statement that our Company is committed to good corporate governance and its long-term financial performance.

This proposal topic also won our 76%-support in 2006. It was egregious that our management would only then partially adopt the proposal in 2007 after our impressive 76%-support. Our management has thus made it necessary for us to vote again on the same topic that we gave 76%-support to in 2006.

The merit of this Simple Majority Vote proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm said we had 3 Directors who were flagged for their directorships at companies that filed for 2009 bankruptcy: Daniel Villanueva and John Montford, Fleetwood Enterprises bankruptcy and William Cunningham, Hayes Lemmerz bankruptcy. These “bankruptcy” directors were then allowed to have almost a majority of the 13 director seats on our most important board committees. In fact Montford even chaired our Audit Committee.

Daniel Villanueva, age 72, also owned no stock (no skin in the game) although he had two-years tenure to acquire stock. “Bankruptcy” director Cunningham was also our Lead Director.

Travis Johnson, age 73, had 32-years of long tenure (independence concern) and was on our Audit Committee with two of the “bankruptcy” directors. These three directors were then the majority of our Audit committee.

Our board was the only significant directorship for 6 of our 10 directors. This could indicate a significant lack of current transferable director experience for the majority of our directors. We had no proxy access, no cumulative voting, no independent board chairman and CEO pay was only 54% incentive based.

Please encourage our board to respond positively to this proposal to initiate improved governance: Adopt Simple Majority Vote — Yes on 5.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

The Board believes this proposal is unnecessary and against the best interests of the Company and its Shareholders.

The Board has determined the proposal is unnecessary due to the fact that, in response to similar proposals from Mr. Chevedden in 2007, the Company removed all super-majority voting provisions contained in its Articles of Incorporation and Bylaws. Thus, Mr. Chevedden’s proposal has already been addressed by the Company in a manner that is in the best interests of the Company’s Shareholders.

The Board has determined the proposal is against the best interests of the Company and its Shareholders because any super-majority vote provisions that currently apply to the Company apply because of the laws of the State of Texas. Texas law provides that, unless otherwise provided by a corporation’s certificate of formation, the affirmative vote of the holders of at least two-thirds of the corporation’s outstanding shares entitled to vote on the action is required to approve certain fundamental corporate actions. Examples of transactions that are considered to be fundamental corporate actions are amendments to a corporation’s certificate of formation, certain mergers, the sale of all or substantially all of a corporation’s assets, and dissolution of the corporation (collectively, “Fundamental Actions”).

As a Texas corporation, Southwest is governed by Texas corporate law. Throughout the Texas Business Organizations Code (the “Texas Code”), voting standards are established as “no less than” or “at least” a certain percentage of shares outstanding or shares cast, evidencing the legislature’s intent to ensure that Fundamental Actions may not be taken without the approval of a meaningful percentage of the corporation’s shareholders. This intent is further evidenced by the fact that the Texas Code specifies a higher threshold for significant corporate actions such as mergers than for more ordinary course transactions. These higher thresholds serve to preserve Shareholder democracy by preventing one or a few substantial Shareholders from taking corporate action without the approval of the Company’s other Shareholders. Each of the Company’s Shareholders deserves to have a meaningful opportunity to consider and vote on proposed Fundamental Actions. Lowering the voting standard from two-thirds of the Company’s outstanding shares to a majority of the votes cast would enable one or more substantial Shareholders to act in their own interests at the expense of the Company and its Shareholders as a whole. The Board believes its fiduciary duties flow to the Company’s Shareholders as a whole and therefore recommends a vote against this proposal.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders. The Company’s Bylaws provide that, in order for a proposal that is not intended to be included in the Company’s proxy statement to be properly and timely submitted as business to come before the Company’s 2012 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. If less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, written notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting is mailed or such public disclosure is made. Any Shareholder proposal or nomination must contain the information specified in the Company’s Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Any notice relating to a Shareholder nomination of a person or persons for election to the Board must contain (i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (ii) the name and address of the Shareholder giving the notice; and (iii) the number of shares of the Company beneficially owned by the Shareholder giving the notice. Based on a 2012 Annual Meeting date corresponding to this year’s Annual Meeting date (and assuming a 30-day notice or public disclosure of such Annual Meeting date), if the Company does not receive notice of a proposal before March 19, 2012, it will be considered “untimely” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this proxy statement.

Notwithstanding the above provisions, any Shareholder who wishes to submit a proposal for inclusion in the Company’s proxy statement and proxy relating to the 2012 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on the first page of this proxy statement, so that the Secretary receives it no later than December 17, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of Company common stock with the SEC and the NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on its review of its copies of such reports, or written representations from such persons, the Company believes that all filing requirements applicable to its Directors, executive officers, and beneficial owners of more than ten percent of the Company’s common stock have been satisfied.

Discretionary Authority

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Householding

In some cases, only one copy of the Company’s proxy statement and annual report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this proxy statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this proxy statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals. In addition, the Company has hired Georgeson Inc. to distribute and solicit proxies for a fee of $17,500 plus expenses.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this proxy statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6FC, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly

Chairman of the Board

April 15, 2011

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan (the “Plan”)

The Accompanying Notice of Annual Meeting of Shareholders and proxy statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing account, as well as any shares you may own in your own name.

Under the Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 16, 2011.

APPENDIX A

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

Adopted March 20, 2003

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time on May 17, 2011 (May 16, 2011 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 17, 2011 (May 16, 2011 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M34867-P07487	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SOUTHWEST AIRLINES CO.

A.	Company Proposals

The Board of Directors recommends a vote “FOR” all the nominees listed below:			For	Against	Abstain

1.	Election of Directors

	1a.	David W. Biegler	☐	☐	☐

	1b.	Douglas H. Brooks	☐	☐	☐

	1c.	William H. Cunningham	☐	☐	☐

	1d.	John G. Denison	☐	☐	☐

	1e.	Gary C. Kelly	☐	☐	☐

	1f.	Nancy B. Loeffler	☐	☐	☐

	1g.	John T. Montford	☐	☐	☐

	1h.	Thomas M. Nealon	☐	☐	☐

	1i.	Daniel D. Villanueva	☐	☐	☐

For address change and/or comments, please check this box and write them on the reverse side where indicated.					☐

The Board of Directors recommends a vote “FOR” the following proposal:			For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.		☐	☐	☐

The Board of Directors recommends a vote for “1 YEAR” with respect to the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on frequency of votes on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote “FOR” the following proposal:			For	Against	Abstain

4.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011.		☐	☐	☐

B.	Shareholder Proposal

The Board of Directors recommends a vote “AGAINST” the following proposal:			For	Against	Abstain

5.	Adopt Simple Majority Vote.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized individual.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 18, 2011

10:00 a.m. Central Daylight Time

Corporate Headquarters

2702 Love Field Drive

Dallas, Texas 75235

DIRECTIONS TO THE ANNUAL MEETING

Southwest Airlines Co. corporate headquarters is located at 2702 Love Field Drive, Dallas, Texas. From Dallas Love Field Airport, take Cedar Springs Road south to the airport exit. Turn right onto West Mockingbird Lane. Turn right onto Denton Drive and travel approximately two miles to Seelcco Street. Turn right at Seelcco Street. Go past the security booth, and the headquarters building will be at your left. Please park near the main entrance to the building.

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://www.southwest.com/investor_relations/.

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M34868-P07487

PROXY
SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235 This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Kelly, Laura H. Wright, and Ron Ricks, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held at the Company’s headquarters, 2702 Love Field Drive, Dallas, Texas, on May 18, 2011, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2 AND 4; FOR “1 YEAR” WITH RESPECT TO PROPOSAL 3; “AGAINST” PROPOSAL 5; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT THE SHARES ARE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side